UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THOR Industries, Inc.
(Name of Registrant as Specified In Its Charter)

Not applicable.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2 | THOR INDUSTRIES, INC.

DEAR FELLOW SHAREHOLDERS OF
THOR INDUSTRIES:

Thank you for your continued support of THOR Industries. On behalf of the Board of Directors, I am pleased to invite you to participate in and attend the 2025 Annual Meeting of Shareholders.
During our Fiscal Year 2025, the recreational vehicle industry continued to find itself in a prolonged downcycle. While the headwinds that characterized the beginning of the downcycle differ somewhat from the headwinds faced in our Fiscal Year 2025, THOR has navigated each challenge by focusing on items and areas that are within our control. With an emphasis on improving our strong relationship with dealers and consumers, we engaged in several restructurings over the course of the year to drive efficiency and product innovation which will continue to drive value to our shareholders for years to come. Despite a challenging retail environment, we have been and remain vigilant in our production planning to avoid excess dealer inventory, positioning us to outperform when a stronger market inevitably returns.
In Fiscal Year 2025, THOR generated net income attributable to THOR of $258.6 million and net cash from operations totaled $577.9 million, representing a year-over-year increase despite a drop in top-line net sales. THOR deployed its cash from operations in accordance with its capital allocation strategy and for the benefit of our shareholders. Specifically:
•	THOR increased its dividend by 4.2% to $2.00 per share (annually), marking our 15th year of consecutive dividend increases;

•	THOR made payments on total debt of $237.0 million, reducing interest expense on a go-forward basis and providing capital flexibility to take advantage of market opportunities; and

•	THOR continued to strategically repurchase shares and repurchased 586,558 shares of common stock over the course of the fiscal year at a weighted-average price of $89.76 per share.
THOR also continued to invest in the future of its business; particularly in the areas of people development and succession planning, product innovation, lower emission vehicles, electric vehicles, connected vehicles, new product offerings, and automation. We are particularly proud of the progress made in the development and production of the world’s first electric Class A motorhome with a range extender that offers up to 450 miles of range. We are excited to watch our investments drive value especially when a stronger retail market inevitably returns.

As we look ahead to Fiscal Year 2026, and in the face of continued macro-economic uncertainty, we remain as confident as ever in THOR’s ability to perform in any market and its ability to bring long-term value to you, our shareholders.

ANDREW E. GRAVES
Chairman of the Board

4 | THOR INDUSTRIES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Important Notice Regarding the Availability of Proxy Materials
for the THOR Industries, Inc. Annual Meeting of Shareholders to be Held on December 17, 2025.

Dear Fellow Shareholders:
This year’s Annual Meeting will be held virtually on December 17, 2025, at 8:00 a.m. EST. Shareholders of record as of the close of business on October 20, 2025 (the “Record Date”) are entitled to vote at the Annual Meeting and any postponement or adjournment thereof.
Shareholders will be able to attend the Annual Meeting, vote, and examine our list of shareholders, by visiting www.virtualshareholdermeeting.com/THO2025, and will be required to enter the 16-digit control number on your proxy card or voting instruction form.
THOR Industries tremendously values the input of its Shareholders. Your vote is important to us. Please take the time to review our Proxy Statement. We encourage you to vote your shares prior to the Annual Meeting, or, if not possible, to submit your votes electronically during the Annual Meeting.

At the Meeting, our Shareholders will be asked to:

Proposal 1	Elect the Directors named in the Proxy Statement;
Proposal 2	Ratify the appointment of the independent registered public accounting firm;
Proposal 3	Vote, on an advisory basis, to approve the Named Executive Officer compensation;
Proposal 4	Approve the THOR Industries, Inc. Amended and Restated Equity and Incentive Plan ; and
Transact such other business as may properly come before the Meeting.

We appreciate your continued confidence in our Company and look forward to your input.

By Order of the Board of Directors

TREVOR Q. GASPER
Senior Vice President, General Counsel, and Corporate Secretary

Elkhart, Indiana
November 3, 2025
The Proxy Statement and Annual Report on
Form 10-K are available at www.proxyvote.com

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 5
You are entitled to vote at the Meeting if you were a holder of record of THOR Industries, Inc. common stock, $0.10 par value (“Common Stock”), at the close of business on October 20, 2025. At the close of business on that date, 52,838,664 shares of our Common Stock were outstanding and entitled to vote.

Notice to Shareholders:
Our 2025 Proxy Statement and Annual Report on Form 10-K are available free of charge on our website at www.thorindustries.com

6 | THOR INDUSTRIES, INC.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 7
COMPENSATION DISCUSSION AND ANALYSIS

8 | THOR INDUSTRIES, INC.
SUMMARY OF PROPOSALS

While we offer this summary of the matters to be voted on at the Annual Meeting, we encourage you to carefully review the entire Proxy Statement before voting.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 9
PROXY STATEMENT

This Proxy Statement is provided in connection with the solicitation of proxies, by order of the Board of Directors (the “Board” or “Board of Directors”) of THOR Industries, Inc. (the “Company”, “THOR”, “we”, or “us”), to be used at the 2025 Annual Meeting of the Shareholders of the Company, including any adjournment thereof. The proxy card or voting instruction form sets forth your holdings of Common Stock of the Company. We expect that, on or after November 3, 2025, this Proxy Statement will be available through the Internet.
General Information about Our Annual Meeting
A copy of this Proxy Statement and our Annual Report for the fiscal year ended July 31, 2025 (“Fiscal Year 2025”), will be sent to any Shareholder who requests a copy through any of the following methods:
•	By internet: www.proxyvote.com
•	By telephone: 1-800-579-1639
•	By e-mail: sendmaterial@proxyvote.com
The Annual Report is not to be considered a part of this proxy soliciting material.
Voting Instructions and Information
Who Can Vote
You are entitled to vote if our records show that you held shares in our Company as of the Record Date, October 20, 2025. At the close of business on that date, 52,838,664 shares of our Common Stock were outstanding and entitled to vote. Each share of our Common Stock is entitled to one vote. A list of Shareholders entitled to vote at the Annual Meeting will be available for examination by Shareholders during the Meeting and during regular business hours at the Company’s office for ten (10) days prior to the Meeting.
How to Vote
We are holding our Meeting virtually. You or your proxyholder will be able to attend the 2025 Annual Meeting, vote, and submit questions by visiting www.virtualshareholdermeeting.com/THO2025 and using the 16-digit control number included on your notice, on your proxy card, or in the voting instructions that accompanied your proxy materials. You will be able to vote your shares electronically during the Annual Meeting by following the instructions available on the meeting website. We encourage you to vote your shares prior to the Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Shareholder of record, we may furnish our proxy materials, including this Proxy Statement and our Annual Report to Shareholders, by providing access to these documents on the Internet. Generally, Shareholders will not receive printed copies of the proxy materials unless they request them.
If your Common Stock is held through a broker, bank, or other nominee (held in “street name”), you will receive instructions from the entity holding your stock that you must follow in order to have your shares voted. If you want to vote your shares during the Meeting, you must obtain a legal proxy from the entity holding your shares and submit a ballot virtually at the Meeting.
If you hold shares in your own name as a holder of record with our transfer agent, Computershare, you may instruct the proxies how to vote by following the instructions listed on the Notice of Internet Availability (“Notice Card”) or the proxy card (if printed materials were requested).
Shareholders may vote their shares in any of the following ways:
1.   By Internet: You may vote online 24 hours a day through 11:59 p.m., EST, on December 16, 2025, by following the instructions listed on the Notice Card.
2.   By Telephone: You may vote by telephone 24 hours a day through 11:59 p.m., EST, on December 16, 2025, by following the instructions listed on the Notice Card.
3.    By Mail: You may vote by mail only if you request and receive a paper copy of the proxy materials and proxy card. You may request proxy materials by following the instructions listed on the Notice Card. You may then vote by completing, signing, dating, and returning a proxy card. In order to be voted, your proxy must be received prior to the Meeting.

10 | THOR INDUSTRIES, INC.

Board
Recommendations
As set forth in the Summary of Proposals, our Board of Directors recommends that you vote “FOR” each of the Director nominees, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the advisory vote approving the compensation of our Named Executive Officers, and “FOR” the approval of the THOR Industries, Inc. Amended and Restated Equity and Incentive Plan.

4. Virtually at the Meeting: You may attend the Meeting virtually at www.virtualshareholdermeeting.com/ THO2025 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. You will be able to vote your shares electronically during the Annual Meeting by following the instructions available on the meeting website.
A proxy that is properly executed and timely returned to our Company that is not revoked prior to the Meeting will be voted in accordance with your instructions. If no instructions are given with respect to one or more of the proposals to be voted upon at the Meeting, proxies will be voted in accordance with the recommendations of our Board of Directors on such proposals. You may revoke your proxy at any time until exercised by giving written notice to the Secretary of our Company, by submitting a ballot virtually at the Meeting, or by timely submitting a later-dated proxy by mail, internet, or telephone. At our Meeting, a representative of Broadridge Financial Solutions, Inc. will tabulate the votes, and a duly qualified and independent third party will act as the inspector of election.

How Votes are Counted
A quorum is required to transact business at our Meeting. Shareholders of record constituting a majority of the shares entitled to cast votes shall constitute a quorum. If you have timely returned valid proxy instructions or attend the Meeting virtually, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters voted upon at the Meeting. Abstentions and broker non-votes will be treated as present for purposes of determining whether a quorum is present.
Voting
Your vote may be (i) “for” or “withhold” on Proposal 1 relating to the election of each Director nominee; and (ii) “for”, “against”, or “abstain” on Proposals 2, 3 and 4 relating to the ratification of the retention of the Company’s auditors; advisory vote on executive compensation; and approval of the Amended and Restated Equity and Incentive Plan. The affirmative vote of a majority of the votes cast is required to approve each proposal. With respect to director elections, our Amended and Restated By-Laws (“By-Laws”) require each nominee for election as a director to resign from the Board upon failing to receive a majority of the votes cast in an uncontested election, contingent upon the acceptance of the proffered resignation by the Board (based upon the recommendation of the Environmental, Social, Governance and Nominating Committee of the Board). Broker non-votes and abstentions will not impact the outcome of the vote on the proposals, as they are not counted as votes cast. It is important to be aware that if you hold shares in street name with a broker, bank, or other nominee, and you do not submit voting instructions, then your broker, bank, or nominee will not be permitted to vote your shares in its discretion on any of the matters set for vote at our Meeting other than Proposal 2 relating to the ratification of the appointment of our independent registered public accounting firm, which is considered a routine matter.
Cost of Proxy Solicitation
In addition to the solicitation of proxies by mail, officers and employees of our Company may solicit proxies in person or by telephone. The cost of this proxy solicitation is being borne by our Company.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 11

Shareholders Sharing an Address
We will deliver only one Notice of Internet Availability and one Proxy Statement and/or Annual Report, if requested, to multiple Shareholders sharing an address unless we receive contrary instructions from one or more of such Shareholders. We will undertake to deliver promptly, upon written or oral request, separate copies of the Notice of Internet Availability, Annual Report, and/or Proxy Statement to a Shareholder at a shared address to which single copies of the Notice of Internet Availability,

Annual Report, and/or Proxy Statement are delivered. A Shareholder can notify us either in writing or by phone that the Shareholder wishes to receive separate copies of the Notice of Internet Availability, Annual Report, and/or Proxy Statement, or Shareholders sharing an address can request delivery of single copies of the Notice of Internet Availability, Annual Report and/or Proxy Statement if they are receiving multiple copies by contacting us at: THOR Industries, Inc., 52700 Independence Court, Elkhart, IN 46514, Attention: Corporate Secretary, (574) 970-7460.

12 | THOR INDUSTRIES, INC.
GENERAL INFORMATION REGARDING THOR
INDUSTRIES AND FISCAL YEAR 2025
Business Performance Highlights

Our financial objective is to bring value to our shareholders. Value is driven by action and growth. During the Fiscal Year, Management delivered upon several key initiatives and transactions, highlighted by the following:
•	THOR generated net sales of $9.58 billion which contributed to increased year-over-year cash from operations of $577.9 million as Management continues to execute on THOR’s proven operating model.
•
THOR engaged in several strategic operational restructurings, including: (1) integrating the former brands produced by Heartland Recreational Vehicles under its Jayco subsidiary; (2) announcing the consolidation of the manufacturing of Entegra branded Class A diesel motorhomes at its Tiffin subsidiary in Red Bay, Alabama to allow for optimization of production capabilities both at Tiffin and Jayco; and (3) launching a rebrand of its Keystone RV subsidiary products.

•	THOR eliminated the management layer between our North American RV subsidiaries and our CEO, allowing
Mr. Martin to return to his hands-on approach of leading and guiding these companies.
•
Bolstered by global synergies and initiatives, THOR benefited from a strong performance from its European segment, which had net sales of $3.02 billion, and a gross profit margin of 15.2% in Fiscal Year 2025.

•	THOR continued to provide and adjust, as needed, trustworthy and transparent financial guidance to the investment community.
•	THOR paid approximately $237.0 million towards its long-term indebtedness.
•	THOR increased its annual dividend by 4.2% to $2.00 per share.
•
THOR repurchased 586,558 shares of its common stock at a weighted-average price of $89.76 per share. Since the inception of the initial share repurchase program in December 2021, the Company has repurchased 3,801,330 shares of its common stock, at various times in the open market, at a weighted-average price of $86.32.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 13

•
In June 2025, the Board of Directors reauthorized the repurchase of shares up to a value of $400.0 million through July 31, 2027. As of July 31, 2025, THOR has $379.3 million remaining on this authorization.

•	THOR published its seventh annual sustainability report in October 2024.
•	THOR continued its partnership with Speedway Motorsports, allowing THOR to help deliver exceptional experiences to RVers at 15 Speedway Motorsports NASCAR® Cup race weekends.
•
THOR introduced the world’s first electric Class A motorhome with a range extender that offers up to 450 miles of range per charge. The Entegra Embark is built on a Harbinger electric chassis. THOR and Harbinger were recognized for this achievement when they were named winners of Fast Company’s 2025 World Changing Ideas Awards.

Net Income
Our net income attributable to THOR (hereinafter “Net Income”) in Fiscal Year 2025 was $258.6 million.

Net Sales
We achieved annual net sales of $9.58 billion.

Diluted EPS
Our Diluted EPS was $4.84.

History of Increasing Regular Dividends
THOR’s financial mission is to return value to our Shareholders. An important component of that mission is our dividend policy. To that end, THOR has increased its regular cash dividends each of the last 15 years and recently announced an increase in the dividend for the first quarter of Fiscal Year 2026.

Cash Generated from Operations
In Fiscal Year 2025, we continued to demonstrate our ability to generate cash with approximately $577.9 million of cash generated from operations.

14 | THOR INDUSTRIES, INC.
SUSTAINABILITY HIGHLIGHTS

In Fiscal Year 2025, we continued our drive for sustainability. Our eighth annual sustainability report providing comprehensive details about our sustainability achievements in Fiscal Year 2025 will be published in January 2026. Highlights to be discussed in the report include the following achievements:
•
THOR introduced the world’s first electric Class A motorhome, built on a Harbinger electric chassis with a range extender, at its Fall Open House. THOR and Harbinger were recognized for this achievement when they were named winners of Fast Company’s 2025 World Changing Ideas Awards.

•	THOR’s Hymer subsidiary introduced an Eriba Touring concept vehicle with eco-friendly materials and reduced weight at the 2024 Düsseldorf Caravan Salon.
•	THOR’s Airstream subsidiary launched the All-Electric Basecamp 20Xe Trailer in March 2025.
•	THOR subsidiaries Thor Motor Coach and Cleer Vision Windows completed a year-long energy management program, resulting in significant reduction in energy usage.

•	THOR’s Airxcel subsidiary was honored with the Environmental Impact Award from Pratt Industries.
•	THOR’s Jayco subsidiary achieved energy milestones through tactical partnerships.
•	Receipt of the inaugural RVBusiness® Industry Leadership Award recognizing the Company’s leadership in service to the industry, sustainability and philanthropy, and elevating customer experience.
•	THOR’s Keystone subsidiary introduced the Cougar Hero Edition supporting the Wounded Warriors Project®.
•	THOR was named to Newsweek & Statista’s “Most Trustworthy Companies in America” for the fourth year in a row.
•	THOR was named to Newsweek & Statista’s list of “America’s Most Responsible Companies” for a third year and Newsweek’s list of “America’s Greenest Companies” for a second year in a row.
•	THOR prepared and submitted our fifth disclosure to CDP providing transparency to our shareholders on our environmental impact.
•	THOR continued to educate thousands of local students regarding opportunities in the RV Industry through the Company’s LEAP program which completed its ninth year in Fiscal Year 2025.
•
THOR continued a 5-year partnership with Lacasa, Inc., a non-profit focused on assisting people achieve financial stability and housing, and continued existing relationships with United Way and Habitat for Humanity.

•	THOR continued support for the National Forest Foundation, ensuring NFF continues to protect invaluable public lands and maintain the health of the forest system.
•	THOR continued to sponsor and promote the Girl Scouts and its Girl Scouts Love State Parks annual event as part of the Company’s commitment to promote inclusivity in the outdoors.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 15
CORPORATE GOVERNANCE HIGHLIGHTS
Excellent corporate governance is essential to the continued long-term success of our business. The following list identifies important governance actions and practices at THOR in Fiscal Year 2025:
DIRECTOR INDEPENDENCE	• 8 of our 9 Directors in Fiscal Year 2025 were independent
• Independent Chairman
• Board committees comprised entirely of independent members of the Board
• Independent Directors meet without Management present
BOARD REFRESHMENT	• Balance of new and experienced Directors with an intentional board refreshment program
• Follow a mandatory retirement policy requiring all Directors who are 72 years of age or older to submit a resignation to the Board for consideration each year
• Guided by a diversity policy that has resulted in a combined 44% of the Board being women or minority
• Median tenure of current Board is seven (7) years
BOARD ACCOUNTABILITY	• Entire Board of Directors is subject to annual election

•  Apply a majority voting standard for Directors requiring Directors in uncontested elections to be elected by a majority of the votes cast and requiring submission of resignation in the event that the required majority vote is not received

BOARD EVALUATION AND EFFECTIVENESS	• Annual Board and Committee Self-Assessments
• Bifurcated Chairman and CEO roles
• Annual review, refreshment, and disclosure of Company Governance Guidelines and Committee Charters
DIRECTOR ENGAGEMENT	• In the aggregate, Directors attended 98% of the combined total Board and Committee meetings in Fiscal Year 2025
• No Directors serve on an excessive number of outside boards
• Board committees possess the right to hire advisors
• Executives do not sit on outside for-profit boards
CLAWBACK AND ANTI-HEDGING POLICIES
•  Long standing “No Fault” Clawback Policy, compliant with SEC regulation, requires return of incentive compensation (cash and equity including time- and performance-based equity awards) when financial statement restatement is required

• Anti-hedging, short sale, and pledging policies for Company shares owned by Board and Executive Officers
CHANGE IN CONTROL PROVISION
•  Double trigger change in control provisions in our Equity Plan, requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award

SHARE OWNERSHIP	• Share ownership and retention guidelines for Directors (4 times annual cash retainer), CEO (5 times annual salary), and other Named Executive Officers (3 times annual salary)
PROXY ACCESS	• Allow for Proxy Access for up to twenty (20) Shareholders who, in the aggregate, hold at least 3% of THOR’s outstanding stock for a period of at least three (3) years
BOARD ENGAGEMENT	• Continued Shareholder and advisory firm engagement
ESG	• Empower a Sustainability Committee, reporting directly to our Environmental, Social, Governance and Nominating Committee of the Board, which is responsible for ESG performance and reporting

16 | THOR INDUSTRIES, INC.
PROPOSAL 1
Election of Directors

Each of our nine (9) current directors was nominated for re-election to serve a single-year term and has agreed to be named in our Proxy Statement as a nominee and to serve as a member of the Board of Directors if elected by the Shareholders. In making these nominations, our Board recognizes that it is of the utmost importance to the Company that the nominees are individuals who bring crucial skills and unique voices to our boardroom, and the Board carefully considered each nominee’s contributions to the Board and his or her unique skills and qualifications.
The representatives designated to vote by proxy intend to vote FOR the election of the nominees listed in this proxy. In the event that any nominee becomes unavailable for election (a situation our Board does not now anticipate), the shares represented by proxies will be voted, unless authority is withheld, for such other person as may be designated by our Environmental, Social, Governance and Nominating Committee (our “ESG&N Committee”).
Qualifications and Process for Nominees
We consider our Board of Directors to be a valuable strategic asset of our Company. To maintain the integrity of this asset, our Board of Directors has been carefully crafted to ensure that its expertise covers diversity of experience and perspective, and these attributes will continue to be considered when nominating individuals to serve on our Board. With respect to the nomination of continuing Directors for re-election, the individual’s contributions to our Board are also considered.
Our Board believes that it is necessary for each of our Directors to possess many diverse qualities and skills. When searching for new candidates, our ESG&N Committee, guided by our Diversity Policy, considers the evolving needs of our Board and believes that it is essential that our Board members represent diverse viewpoints and collectively possess a broad array of backgrounds and experiences.
As set forth in our Governance Guidelines, our Board believes that all Directors must possess a considerable amount of business management experience and demonstrate integrity, honesty, strategic thinking, and successful leadership. Our ESG&N Committee considers each candidate’s credentials as well as their judgment, background, conflicts of interest, commitment to maximizing Shareholder value, and capacity to benefit the Company. A successful candidate must have credentials and skills beneficial when compared to the credentials and skills of the current Board composition. Our ESG&N Committee further evaluates candidates on the satisfaction of any independence requirements imposed by law, regulation, and the New York Stock Exchange (the “NYSE”).

Board Recommendations The Board of Directors recommends that the shareholders vote “FOR” the nominees.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 17
OUR BOARD OF DIRECTORS
Nominees for Board of Directors
Andrew E. Graves Chairman of the Board Age: 66 Director Since: 2010	OUTSIDE DIRECTORSHIPS • Tiara Yachts • American Chemet Corporation
Mr. Graves, who became a Director in December 2010, was named as Chairman of the Board in August 2019. He was CEO for Motorsport Aftermarket Group, a leading manufacturer, distributor, and on-line retailer of aftermarket products for the powersports industry. He joined this privately-held group in January 2015 as CEO and retired in August 2018. Previously, Mr. Graves served as the President of Brunswick Boat Group, a division of the Brunswick Corporation, an NYSE company. He was with Brunswick from 2005-2014. Prior to his time with Brunswick, Mr. Graves was President of Dresser Flow Solutions, a maker of flow control products, measurement systems, and power systems, from 2003 to 2005, and before that he was President and Chief Operating Officer of Federal Signal Corporation. Our ESG&N Committee and Board believe that his extensive management experience in related consumer durable businesses whose products are distributed through a dealer network makes him an asset to our Board.

Christina Hennington Age: 50 Director Since: 2021	THOR COMMITTEES • Compensation and Development • ESG&N
Ms. Hennington joined our Board in September 2021. Ms. Hennington is the former Executive Vice President and Chief Strategy & Growth Officer of Target Corp., a position she held from June 2024 through August 2025. From February 2021 through June 2024, Ms. Hennington served as Target Corp.’s EVP & Chief Growth Officer. She was a member of Target’s leadership team and was employed by Target in various roles from June 2003 to February 2021. Ms. Hennington is a seasoned retail executive and corporate strategist with deep expertise in running large complex commercial operations, developing both short- and long-term strategic plans, building unique and innovative partnerships, and leveraging emerging technologies to accelerate team and business performance. Over the course of nearly 30 years in retail, consulting, risk management and technology, Christina has consistently demonstrated visionary leadership and a proven ability to lead large, global organizations in pursuit of growth and long-term sustainability. She is a Henry Crown Fellow of the Aspen Institute. She was previously the Board Chair for Second Harvest Heartland and a member of several other non-profit boards. Ms. Hennington received her bachelor’s degree from Cornell University and her MBA from the Kellogg School of Management at Northwestern University. Our ESG&N Committee and Board believe her experience in areas relevant to THOR’s strategic plan make her an asset to our Board.

Amelia A. Huntington Age: 59 Director Since: 2018	THOR COMMITTEES • Compensation and Development (Chair) • Audit	OUTSIDE DIRECTORSHIPS • Duchossois Capital Management • S & C Electric Company
Ms. Huntington, who became a Director in October 2018, served as the Chief Executive Officer of Philips Lighting Americas, a leading manufacturer of commercial and residential lighting solutions, until January 2018, after serving as Chief Executive Officer of Philips Lighting, Professional Lighting Solutions, an assignment based in Amsterdam, The Netherlands. Prior to joining Philips Lighting in April 2013, Ms. Huntington held senior leadership positions with Schneider Electric over the course of a 22-year career, including Chief Operating Officer of Schneider Electric North America and CEO of subsidiary Juno Lighting Group. Our ESG&N Committee and Board believe that her extensive experience in multinational operations and business transformation/strategy makes her an asset to our Board.

18 | THOR INDUSTRIES, INC.
Laurel Hurd Age: 55 Director Since: 2021	THOR COMMITTEES • Audit (Financial Expert) • Compensation and Development	OUTSIDE DIRECTORSHIPS • Interface Inc.
Ms. Hurd joined our Board in September 2021. Since April 2022, she has served as the President and Chief Executive Officer of Interface, Inc., a worldwide commercial flooring company and global leader in sustainability. She was previously a Segment President, Learning and Development, for Newell Brands, an American worldwide manufacturer, marketer and distributor of consumer and commercial products with a portfolio of brands. She became a Segment President in March 2019 having previously been the CEO Writing Division from March 2018 to March 2019. Prior to that she was the CEO Baby Division from January 2017 to March 2018 and the President Home & Baby Division from January 2016 to January 2017. She has over 30 years of experience in the consumer-packaged goods industry. Ms. Hurd received her bachelor’s in business administration and marketing from Miami University in Oxford, Ohio. Our ESG&N Committee and Board believe her extensive experience in driving sales and profits of legacy brands through innovation, digital acceleration and global expansion makes her an asset to our Board.

William J. Kelley Jr. Age: 61 Director Since: 2020	THOR COMMITTEES • Audit (Chair and Financial Expert) • ESG&N	OUTSIDE DIRECTORSHIPS • Chicago’s Children Museum • Chicago Youth Centers
Mr. Kelley, who became a Director in November 2020, is the Executive Vice President and Chief Financial Officer for Utz Brands. Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands, including Utz®, ON THE BORDER® Chips & Dips, Golden Flake®, Zapp’s®, Boulder Canyon®, Hawaiian Brand®, and TORTIYAHS!®, among others. Prior to his May 2025 appointment with Utz Brands, Mr. Kelley was the Global Chief Financial Officer for Tropicana Brands Group, established in 2022 as a joint venture between PAI Partners and PepsiCo. Prior to joining Tropicana Brands Group in July 2022, Mr. Kelley was the Executive Vice President and Chief Financial Officer of TreeHouse Foods, Inc., a leading manufacturer and distributor of private label packaged foods and beverages in North America from February 2020 to July 2022. He served as Interim Chief Financial Officer of TreeHouse from November 2019 to February 2020 and Senior Vice President, Corporate and Operations, Finance from May 2018 to November 2019. A food industry veteran, Mr. Kelley joined TreeHouse in 2016 as Vice President Finance and Corporate Controller. Prior to joining TreeHouse, Mr. Kelley was with food and beverage company The Kraft Heinz Company as Head of Global Internal Audit. Mr. Kelley holds a B.A. in Accounting from Clark Atlanta University and an MBA in Accounting and Strategy from the University of Chicago. Mr. Kelley serves on two non-profit boards in the Chicago area: Chicago Youth Centers and the Chicago Children’s Museum. Our ESG&N Committee and Board believe his extensive fiscal and enterprise risk management experience overseeing finance, accounting and controls at the leadership level for Fortune 500 companies which qualify him as an “audit committee financial expert”, make him an asset to our Board.
Christopher Klein Age: 62 Director Since: 2017	THOR COMMITTEES • ESG&N (Chair) • Audit (Financial Expert)	OUTSIDE DIRECTORSHIPS • Vontier, Inc. • W.W. Grainger, Inc.
Mr. Klein, who became a Director in December 2017, retired as the Chief Executive Officer in January 2020, and as the Executive Chairman of Fortune Brands Home & Security, Inc., a leading manufacturer of home and security products in December 2020. Mr. Klein joined Fortune Brands, Inc. in 2003 and held corporate strategy, business development, and operational positions until he became CEO of Fortune Brands Home & Security in 2010. Previously, Mr. Klein held key strategy and operating positions at Bank One Corporation and served as a partner at McKinsey & Company, a global management consulting firm. Mr. Klein spent his early career in commercial banking, at both ABN AMRO and First Chicago. Our ESG&N Committee and Board believe that his management experience as chief executive officer of a public company, as well as his treasury and consulting background make him an asset to our Board.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 19
Jeffrey D. Lorenger Age: 60 Director Since: 2024	THOR COMMITTEES • Compensation & Development • ESG&N	OUTSIDE DIRECTORSHIPS • HNI Corporation
Mr. Lorenger became a Director in February 2024. He is the President, Chief Executive Officer, and Chairman of the Board of HNI Corporation, a leading manufacturer of workplace furnishings and residential building products. He has served in the role of President and CEO since June 2018 and has been Chairman of HNI Board of Directors since February 2020. Since joining HNI in 1998, Mr. Lorenger has held multiple executive-level positions at HNI and HNI’s workplace furnishings brands including HON, Allsteel, and Gunlocke. Prior to joining HNI, he spent several years practicing law with the firm Gray Plant Mooty in Minneapolis, MN in the area of general corporate transactions. Mr. Lorenger serves on the Tippie School of Business Advisory Board at the University of Iowa. Mr. Lorenger holds three degrees from the University of Iowa - BBA in marketing, Juris Doctorate, and an MBA. Our ESG&N Committee and Board believe that his executive and management experience make him an asset to our Board.

Robert W. Martin President and Chief Executive Officer Age: 56 Director Since: 2013
Mr. Martin has been with our Company since 2001 when we acquired Keystone RV, where he worked since July 1998. Mr. Martin currently serves as our President and Chief Executive Officer. From August 2012 to July 2013, Mr. Martin served as the Company’s President and Chief Operating Officer. Mr. Martin previously served as President of our RV Group from January 2012 to August 2012. Prior to becoming President of our RV Group, Mr. Martin was President of Keystone RV from January of 2010 to January 2012 and Executive Vice President and Chief Operating Officer of Keystone RV from January 2007 to January 2010.
Mr. Martin held various positions with Keystone RV, including Vice President of Sales and General Manager of Sales. Prior to joining Keystone RV, Mr. Martin held positions at Coachmen Industries, Inc., a former recreational vehicle and manufactured housing company. Our ESG&N Committee and Board believe that his extensive experience with our Company and the industry make him an asset to our Board.

Peter B. Orthwein Chairman Emeritus of the Board Age: 80 Director Since: 1980	OUTSIDE DIRECTORSHIPS • Safety Speed Manufacturing Company, Inc. • Squirt Gun Holdings, Inc. • Precision Feedthrough Holdings, LLC • Base Holding Company
Mr. Orthwein, a co-founder of our Company, currently serves as Chairman Emeritus of the Board, having been appointed to this position after retiring from the Company in August 2019. Mr. Orthwein has served as a Director of our Company since its inception. He served as our Executive Chairman from August 2013 until his retirement in August 2019. From November 2009 to August 2013, Mr. Orthwein served as the Company’s Chairman and CEO. In addition, he served as the Company’s President and CEO from November 2009 to August 2012. Mr. Orthwein was previously Chairman of our Company from 1980 to 1986, Vice Chairman of our Company from 1986 to November 2009, and Treasurer of our Company from 1980 to November 2009. Our ESG&N Committee and Board believe that his extensive experience with our Company and the industry make him a unique asset to our Board.

20 | THOR INDUSTRIES, INC.
FISCAL YEAR 2025 BOARD OF DIRECTORS’ SKILLS MATRIX

Skill
Artiﬁcial Intelligence/Generative Technology					●
Business Ethics	●	●	●	●	●	●	●	●	●
Business Operations	●	●	●	●	●	●	●	●	●
Corporate Governance	●	●	●	●	●	●	●		●
Corporate Responsibility	●	●				●	●	●
Cybersecurity		●			●		●
Environmental		●		●			●
Executive Leadership	●	●	●	●	●	●	●	●	●
Finance/Capital Allocation	●	●	●	●	●	●	●	●	●
Financial Expertise Literacy	●	●	●	●	●	●	●	●	●
Government/Public Policy								●
Innovation and Emerging Technologies	●	●					●
International	●		●	●	●	●	●	●
Investments					●	●			●
Legal/Compliance							●
Marketing/Sales	●	●	●	●		●	●	●
Mergers & Acquisitions	●	●	●	●	●	●	●	●	●
Outdoor/Recreational Industry Experience	●							●	●
Project Management		●			●		●	●
Risk Management		●			●		●	●
Strategic Alliances	●	●	●	●	●	●	●	●	●
Strategy	●	●	●	●	●	●	●	●	●
Sustainability/Climate				●			●
Systems (IoT)			●
Talent Management and Compensation	●	●	●	●	●	●	●	●	●
Taxation					●
Technology Systems					●

Gender
Female		●	●	●
Male	●				●	●	●	●	●

Race/Ethnicity
White	●	●	●	●		●	●	●	●
Black/African American					●

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 21
BOARD OF DIRECTORS
Structure and Committees and Corporate Governance

Corporate Governance
Our Board and Management embrace the reality that excellent corporate governance is necessary for our Company to succeed. THOR’s Governance Guidelines serve as the framework for consistent and effective governance of the Company. The Guidelines are reviewed annually and updated as needed (last updated in Fiscal Year 2025). The Guidelines are available for review on our website, www.thorindustries.com.

Board Selection Process
Our ESG&N Committee, with assistance from both our Chairman and CEO, screens candidates and recommends nominees to the full Board. Our By-Laws provide that our Board may set the number of Directors at no fewer than one (1) and no more than fifteen (15). Our Board currently consists of nine (9) Directors. Directors stand for election each year.
Our ESG&N Committee has relied upon board search firms in identifying suitable director candidates. During this process, the Board adheres to a Diversity Policy as it engages in an evaluation of potential candidates. Another important consideration in our prospective Board member evaluation includes his or her obligation to their primary company and/or to other boards that would detract from their obligation to fully serve on our Board. Further, the Committee will consider Shareholder nominations of candidates for our Board on the same basis as Board-identified candidates, provided that any such nominee possesses the requisite business, management, and educational experience.

Proxy Access
Our By-Laws allow a group of up to twenty (20) Shareholders who have owned, collectively, at least 3% of our outstanding shares for a period of at least three (3) years to nominate up to two (2) or 25% of the seats up for election, whichever is greater, and include those nominations in our Proxy Statement by following the procedures set forth in the By-Laws.

Board Structure and Leadership
THOR’s Board of Directors is chaired by an independent director, Andrew E. Graves. Our Board in Fiscal Year 2025 was led by strong Committee chairs, Messrs. Klein (ESG&N) and Kelley (Audit), and Ms. Huntington (Compensation and Development).
Our Board has three (3) standing Committees with the principal functions described below. The charters of each of these Committees are reviewed annually and updated as needed. Each charter was updated in Fiscal Year 2025. Each charter is posted on our website at www.thorindustries.com and is available in print to any Shareholder who requests a copy.

22 | THOR INDUSTRIES, INC.
2025 AUDIT COMMITTEE

Members
William J. Kelley Jr. (Chair)
Amelia A. Huntington
Laurel Hurd
Christopher Klein

Meetings in FY 2025: 8
The Board has determined that each member of the Audit Committee is independent in accordance with the rules of the NYSE. The Board has also determined that Mr. Kelley, Ms. Hurd, and Mr. Klein are audit committee financial experts.

Principal Functions
Attend to the appointment, retention, termination, and oversight, including the approval of compensation, of the Company’s independent auditors.
Maintain communications among our Board, our independent, registered public accounting firm, and our internal accounting staff with respect to accounting and auditing procedures, implementation of recommendations by such independent registered public accounting firm, the adequacy of our internal controls, and related matters.
Review and approve the annual audit plan and all major changes to the plan.
Review and discuss, with Management and the independent auditor, financial statements, and disclosure matters.
Oversee the qualifications, independence and performance of the internal audit function.
Oversee compliance and risk management matters, including reviewing the Company’s code of business conduct and ethics.
Review and approve all related-party transactions, defined as those transactions required to be disclosed under item 404 of Regulation S-K.

2025 COMPENSATION AND DEVELOPMENT COMMITTEE

Members Amelia A. Huntington (Chair) Christina Hennington Laurel Hurd Jeffrey D. Lorenger Meetings in FY 2025: 8
Principal Functions
Establish and review executive compensation policies and guiding principles.
Review and approve the compensation of our Chief Executive Officer and evaluate his performance in light of such compensation.
Review and approve the compensation of our Executive Officers.
Evaluate and approve the design of compensation and benefit programs for our Executive Officers.
Administer the Company’s cash and equity incentive plans for employees, including ensuring that the plans do not promote excessive risk taking.
Assist the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.
Review CEO and executive management and leadership development, succession planning, and retention for our Company.

2025 ENVIRONMENTAL, SOCIAL, GOVERNANCE AND NOMINATING COMMITTEE

Members Christopher Klein (Chair) Christina Hennington William J. Kelley Jr. Jeffrey D. Lorenger Meetings in FY 2025: 4
Principal Functions
Address all matters of corporate governance.
Evaluate qualifications and candidates for positions on our Board using the criteria set forth under the heading “Proposal 1 – Election of Directors”.
Review THOR’s Governance Guidelines and recommend revisions as needed.
Prepare and periodically review the emergency succession plan for the Chief Executive Officer.
Establish criteria for selecting new Directors, nominees for Board membership, and the positions of
Chairman and Chief Executive Officer.
Review all components of compensation for independent Directors, including our Chairman.
Determine whether a Director should be invited to stand for re-election.
Oversee the Company’s Sustainability Committee.
Oversee the annual evaluation of the Board and its Committees.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 23
The chart below sets forth the Board committee membership of each of our Directors for Fiscal Year 2025:

				BOARD COMMITTEES
Name	Age	Director Since	Independent	Audit	Compensation & Development	Environmental Social, Governance & Nominating
Andrew E. Graves Chairman of the Board Retired, Chief Executive Officer of Motorsport Aftermarket Group	66	2010	●
Christina Hennington Former Executive Vice President and Chief Strategy and Growth Officer of Target Corp.	50	2021	●		●	●
Amelia A. Huntington Retired, Chief Executive Officer of Philips Lighting Americas	59	2018	●	●	Chair
Laurel Hurd President and Chief Executive Officer of Interface, Inc.	55	2021	●	●	●
William J. Kelley Jr. Executive Vice President and Chief Financial Officer of Utz Brands	61	2020	●	Chair		●
Christopher Klein Retired, Chief Executive Officer of Fortune Brands Homes & Security, Inc.	62	2017	●	●		Chair
Jeﬀrey D. Lorenger President, Chief Executive Officer and Chairman of the Board of HNI Corporation	60	2024	●		●	●
Robert W. Martin President and Chief Executive Officer of THOR Industries, Inc.	56	2013
Peter B. Orthwein Chairman Emeritus of the Board Retired, THOR Industries, Inc.	80	1980	●
Number of Meetings in Fiscal Year 2025			6	8	8	4

24 | THOR INDUSTRIES, INC.
Director Independence
Of our nine (9) Directors at the close of Fiscal Year 2025, only one (1) was employed by our Company, our President and CEO, Mr. Martin. Except for Mr. Martin, our Board in Fiscal Year 2025 was comprised of “independent” Directors as the term is defined by both NYSE listing standards and our own Governance Guidelines. The Board conducts an annual review to determine the continued independence of all our independent Directors.
Independent Director Meetings
THOR’s independent Directors, as an entire body or part thereof, meet in non-executive sessions that include non-independent directors and independent directors and meet in executive session (comprised of only independent directors) at the conclusion of each Audit Committee meeting, each Compensation and Development Committee meeting, and each Board meeting.
Director Attendance
During Fiscal Year 2025, the Board of Directors held six (6) meetings. In the aggregate, Directors attended 96% of the total meetings of the full Board. No Director with a Committee assignment attended less than 94% of the combined total meetings of the full Board and the Committees on which the Director served during this past fiscal year. No Director missed more than a single full Board Meeting. All of the members of the Board are encouraged, but not required, to attend the Company’s Annual Meeting of Shareholders. All of the members of the Board attended the 2024 Annual Meeting.
Annual Board and Committee Evaluation
Each year, our Board conducts evaluations of each Committee and the Board as a whole. This process includes evaluation of the individual members of the Committees and the Board. The evaluation includes a process of dynamic feedback designed to identify areas of increased focus.
Board Risk Oversight
At both the full Board and Committee level, a primary function of our Board of Directors is to oversee the Company’s risk profile and the processes established by Management for managing risk. Our Board and its Committees regularly evaluate these risks and the mitigation strategies employed by Management. In general terms, our committees oversee the following risks:
Audit Committee
All risks related to financial controls, including all applicable legal, regulatory, and compliance risks, as well as the overall risk management structure, including evaluating and responding to the assessments of both our internal audit function and our external auditors.
Compensation and Development Committee
All risks associated with the design and elements of our compensation program and related compliance issues, and all risks associated with the process of developing our people and succession planning.
Environmental, Social, Governance and Nominating Committee
All risks within the scope of the Company’s governance programs, climate and environmental risks, and applicable compliance issues.
In performing its oversight responsibilities, the Board relies, in part, upon the results and information gained through the Company’s Enterprise Risk Management Program, and considers the program for amendment, as appropriate. The program is designed to ensure appropriate risk monitoring of, and controls over, risks associated with our business. Risks evaluated through the program include, but are not limited to, those risks related to strategy, operations, acquisition integration, legal, compliance, human resources, mergers & acquisitions, IT & cyber security, operations, and finance.
The Board receives regular reports from Management regarding the status of its risk management programs, and provides input and direction designed to keep the risk management programs effective against the ever-evolving risk landscape applicable generally to commercial enterprises and specifically to our Company.
The Board and Management have developed a culture of risk awareness and risk management that includes annual Company-wide ethics training. Through this constant and interactive process, the Company gains input from its employees as it evaluates risks and updates its management plan accordingly.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 25
Diversity Policy
In Fiscal Year 2017, our Board formalized a Diversity Policy that it has followed in recent Board candidate searches. Under the Board’s Diversity Policy, the initial list of candidates to be considered must include qualified candidates with diversity of race, ethnicity, and gender. Our Board initiated a Board refreshment plan several years ago and has strictly adhered to the diversity policy in the process of recruiting new members. We continue to be proud of the diversity of thought, experience, and background of our Board.
Succession Planning
Our Board is actively engaged in talent management and succession planning. Our succession plan and talent management programs are reviewed semi-annually with the Compensation and Development Committee, and then reviewed and considered by the full Board. These discussions include an ongoing evaluation of our talent and leadership bench and the succession plan that envisions those individuals’ advancement to key positions in our Company. In addition, high-potential employees are regularly evaluated and engaged in comprehensive training, both on the job and in the classroom.
Mandatory Resignation Policy
The Board continues to maintain a mandatory, age-based, resignation policy, requiring each Director who is 72 years of age or older to annually submit his or her resignation for consideration by the Board at our October Board meeting for action. If the Board accepts the Director’s resignation at the October Board meeting, the Director’s resignation would be effective at the Annual Meeting or earlier if agreed to by the Board and the retiring Director.
Shareholder Communications And Engagement
We encourage Shareholder communication with the Company and actively engage our Shareholders in dialogue. Any communications from interested parties directed toward our Board or independent Directors specifically may be sent to Andrew E. Graves, our Independent Chairman, who forwards to each of the other Board members or independent Directors, as appropriate, any such communications that, in the opinion of Mr. Graves, deal with the functions of our Board or its
Committees. Mr. Graves’ address for this purpose is c/o THOR Industries, Inc., Attention: Corporate Secretary, 52700 Independence Court, Elkhart, IN 46514.
Ethics
We have adopted a written code of ethics, the “THOR Industries, Inc. Code of Conduct”, which is applicable to all of our Directors, Officers, and employees, including our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, and other Executive Officers identified in this Proxy Statement who perform similar functions. Our code of conduct is posted on our website found at www.thorindustries.com and is available in print to any Shareholder who requests it. Each year members of the management teams at each of our operating companies, as well as our NEOs, along with several thousand front-line leaders at our companies, engage in training on our Code of Conduct. We intend to disclose any changes in, or waivers from, our code of ethics applicable to any Selected Officers on our website or by filing a Form 8-K with the SEC.
Our Governance Practices
THOR is committed to governance principles that are designed to be in the best interest of our Shareholders. Our Board evaluates each governance principle as it uniquely applies to THOR. In some instances, this leads our Board to adopt and/or maintain policies that it deems in the best interest of THOR that may not be fully consistent with the views held by others. These decisions and determinations are not made lightly; instead, great consideration is given to the adoption of principles believed to be best suited to THOR’s long-term success. Controlling governance principles include:
•	Our Board currently has a total of nine (9) members, eight (8) of whom are independent, and all of whom have significant business operations and/or management experience.
•	Our Board is not classified, meaning each Director is elected by the shareholders annually.
•	We maintain separate Chairman and CEO positions.
•	Our Chairman is Independent.
•	Directors who are not elected by a majority of votes cast in uncontested elections are required to submit their resignation, subject to acceptance by the Board.

26 | THOR INDUSTRIES, INC.

•	The Board and each of its committees conduct an annual self-evaluation.
•	Our Directors and NEOs have stock ownership and retention guidelines.
•	We closely monitor the alignment of our NEO compensation with our long-term shareholder return and with benchmarks.
•	We maintain a policy prohibiting derivative trading, hedging, and pledging of our shares by our Section 16 Officers and Directors.
•
We maintain a “no-fault” clawback policy, compliant with applicable SEC rules that requires all recipients of incentive compensation to repay any compensation (cash or equity) awarded based on financial results that are subsequently restated.

•	The Board regularly reviews the Company’s succession plan and talent management program.
•	There is no Shareholder rights plan or “poison pill”.
•	Our Board instituted a mandatory resignation policy, requiring each Director 72 years of age or older to submit his or her resignation for consideration by the Board annually.
•
Our compensation arrangements include a double trigger for all awards and grants requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award and/or grant.

•	Management and the Board maintain a Shareholder engagement strategy, which has created the opportunity and expectation of outreach to and dialogue with our Shareholders.
•	We maintain an ESG policy effectuated by a committee over which our ESG&N Committee has oversight.
•	Each of our NEOs is party to an Employment Agreement restricting each executive’s right to compete with the Company to the fullest extent allowable by law.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 27
DIRECTOR COMPENSATION

For service in Fiscal Year 2025, each of our non-employee Directors received an annual cash retainer of $170,000, payable quarterly, plus reimbursement for expenses. During Fiscal Year 2025, our Chairman received an additional annual $250,000 cash retainer, payable quarterly. The Chair of our Audit Committee received an additional annual cash retainer of $25,000, paid quarterly. The Chairs of our Compensation and Development Committee and ESG&N Committee each received an additional annual cash retainer of $20,000, payable quarterly. The following table summarizes the compensation paid to our non-employee Directors in Fiscal Year 2025:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Stock Awards ($)(2)	Total ($)
Andrew E. Graves	420,000	—	129,942	549,942
Christina Hennington	170,000	—	129,942	299,942
Amelia A. Huntington	190,000	—	129,942	319,942
Laurel Hurd	170,000	—	129,942	299,942
William J. Kelley Jr.	195,000	—	129,942	324,942
Christopher Klein	190,000	—	129,942	319,942
Jeffrey D. Lorenger	170,000	—	129,942	299,942
Peter B. Orthwein	170,000	—	129,942	299,942

(1)	Fees consist of an annual cash retainer for Board and Committee service and an additional annual cash retainer paid to the Chairman and the Committee Chairs.
(2)	Director Stock Awards were awarded to all current directors on October 8, 2024.

28 | THOR INDUSTRIES, INC.
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following is a list of the names, ages, titles, and certain biographical information of our current Executive Officers who are not Directors as of November 3, 2025. Executive Officers serve at the discretion of our Board of Directors.

Colleen Zuhl Senior Vice President and Chief Financial Officer Age: 59
Mrs. Zuhl, a Certified Public Accountant, joined our Company in June 2011 and currently serves as Senior Vice President and Chief Financial Officer. Prior to accepting her role as Vice President and Chief Financial Officer in October 2013, Mrs. Zuhl served the Company as Vice President and Controller from February 2013 to October 2013, Interim Chief Financial Officer from October 2012 to February 2013, and Director of Finance from June 2011 to October 2012. Prior to joining our Company, Mrs. Zuhl served as Chief Financial Officer of All American Group, Inc. (formerly known as Coachmen Industries, Inc.), then a recreational vehicle and manufactured housing company listed on the NYSE, from August 2006 to June 2011.

Trevor Q. Gasper Senior Vice President, General Counsel, and Corporate Secretary Age: 44
Mr. Gasper joined our Company in September 2017, serving first as Corporate Counsel and then as Assistant General Counsel before being appointed Senior Vice President, General Counsel, and Corporate Secretary in December 2021. From 2006 to September 2017, Mr. Gasper was in private practice where his practice focused on representing and advising companies engaged in the RV industry, including our Company and operating companies. Mr. Gasper received his B.A. degree, cum laude, from the University of Evansville and his J.D., cum laude, from Notre Dame Law School.

Todd Woelfer Senior Vice President and Chief Operating Officer Age: 58
Mr. Woelfer joined our Company in August 2012, and currently serves as Senior Vice President and Chief Operating Officer. Mr. Woelfer served as our Senior Vice President, General Counsel, and Corporate Secretary prior to being promoted to COO in December 2021. Prior to joining our Company, Mr. Woelfer served as managing partner of May Oberfell Lorber where his practice focused on advising corporate clients. From May 2007 through May 2010, Mr. Woelfer served as General Counsel to All American Group, Inc. (formerly known as Coachmen Industries, Inc.), then a recreational vehicle and manufactured housing company listed on the NYSE.

Michele McDermott Chief Human Resources Officer (CHRO) Age: 55
Ms. McDermott has been with our Company since January 2024 and serves as our Chief Human Resources Officer. She was previously with Hub Group as their Executive Vice President and CHRO. Ms. McDermott previously served in leadership roles of increasing responsibility at Assurance, National Express Group and United Service Companies. Ms. McDermott received her bachelor’s degree in business administration from Lewis University and MBA in Finance and Operations from DePaul University’s Kellstadt Graduate School of Business.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 29
PROPOSAL 2
Ratification of Our Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to perform the audits of our financial statements and our internal controls over financial reporting for the Fiscal Year ending July 31, 2026. Deloitte was our independent registered public accounting firm for the Fiscal Year ended July 31, 2025. Unless a Shareholder directs otherwise, proxies will be voted FOR the approval of the selection of Deloitte as our independent registered public accounting firm for the Fiscal Year ending July 31, 2026.
Representatives of Deloitte will be present at the Meeting and will have the opportunity to make a statement if they desire to do so.
We are asking our Shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the selection of Deloitte to our Shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our Shareholders.

Independent Registered Public Accounting Firm Fees
The following table represents the aggregate fees billed to us for Fiscal Years 2025 and 2024 by Deloitte, the member firms of Deloitte Touche Tohmatus, and their respective affiliates (collectively, the Deloitte Entities) :

	Fiscal Year 2025	Fiscal Year 2024
Audit Fees	$5,677,000	$5,858,000
Audit-Related Fees	—	—
Subtotal	$5,677,000	$5,858,000
Tax Fees	$837,050	$1,106,775
All Other Fees	—	—
Total Fees	$6,514,050	$6,964,775

30 | THOR INDUSTRIES, INC.
Audit Fees. Represents fees for professional services provided for the audit of our annual financial statements, the audit of our internal controls over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.
Audit-Related Fees. Represents fees for assurance and related services which are reasonably related to the audit of our financial statements.
Tax Fees. Represents fees for professional services related to taxes, including the preparation of domestic and international returns, tax examinations assistance, and tax planning.
All Other Fees. Represents fees for products and services provided to us not otherwise included in the categories above.
Our Audit Committee has adopted a formal policy concerning the approval of audit and non-audit services to be provided by the independent registered public accounting firm to us. The policy requires that all services Deloitte, our independent registered public accounting firm, may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by our Audit Committee. Our Audit Committee has considered whether performance of services other than audit services is compatible with maintaining the independence of Deloitte.
Our Audit Committee pre-approved all audit and non-audit services provided by Deloitte during Fiscal Year 2025.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 31
REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Company’s Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit process, monitoring compliance with laws, regulations, and standards of business conduct. The Audit Committee operates under a written charter, a copy of which is available on our Company’s website at www.thorindustries.com and is available in print to any Shareholder who requests it.
Management of the Company has the primary responsibility for the financial reporting process, including the system of internal control. In Fiscal Year 2025, the Company’s internal audit department performed extensive diligence and intensive review of the Company’s internal control processes. Deloitte & Touche LLP, an independent registered public accounting firm acting as the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of the Company’s internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (“PCAOB”) and issuing reports thereon.
In carrying out its duties, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the Fiscal Year ended July 31, 2025, with the Company’s Management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received the disclosures from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence from the Company. Based on the foregoing reports and discussions and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2025.
The Board of Directors has affirmatively determined that each of the members of the Audit Committee is “independent” as defined under the rules of the NYSE.

The Audit Committee
William J. Kelley Jr., Chair
Amelia A. Huntington
Laurel Hurd
Christopher Klein

The foregoing report of our Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by our Company with the SEC under the Securities Act or the Exchange Act, except to the extent that we incorporate the report by reference in any such document.

32 | THOR INDUSTRIES, INC.
Compensation Discussion and Analysis

In our Compensation Discussion and Analysis, we describe the compensation plan for our Named Executive Officers for Fiscal Year 2025. These NEOs are:
•	ROBERT W. MARTIN, our President and Chief Executive Officer
•	COLLEEN ZUHL, our Senior Vice President and Chief Financial Officer
•	TODD WOELFER, our Senior Vice President and Chief Operating Officer
•	TREVOR Q. GASPER, our Senior Vice President, General Counsel, and Corporate Secretary
•	MICHELE MCDERMOTT, our Chief Human Resources Officer
Executive Summary
Our Business
THOR is the sole owner of operating companies which, combined, make it the largest manufacturer of recreational vehicles in the world. Our Company also owns and operates a strong portfolio of companies that supply materials and components to the recreational vehicle industry. Worldwide, we have operations in over 375 facilities located in six countries and 11 U.S. states.
For more information about our Company, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on September 24, 2025.
Fiscal Year 2025 Business Highlights
A combination of continued inflation, higher interest rates, economic uncertainty, especially regarding tariffs, and resulting lower consumer confidence, among other factors, thwarted any hope of a recovery in the North American market for the RV industry. As an industry, North American wholesale recreational vehicle unit shipments were up slightly year-over-year (from 330,536 units during our Fiscal Year 2024 to 344,359 units during our Fiscal Year 2025). These modest gains are reflected in the year-over-year growth in net sales within our North American Towable segment and helped buoy a year-over-year increase in gross margin for our North American operations despite a decline in year-over-year sales and gross margins in our North American Motorized segment.
In North America, Management continued to execute on its “Downturn Playbook”, maintaining focus on our core business. We continued to carefully monitor the market and set only market-reasonable production levels, continued to consolidate production plants, and continued to limit or freeze non-critical capital expenditures. In Fiscal Year 2025 this included the strategic realignment of our Heartland RV subsidiary—consolidating operations and transferring the future production of Heartland brand names to our Jayco subsidiary.
Our European operating segment continued to be a strong contributor to our Fiscal Year 2025 operating results. While inflation, monetary policies, and geopolitical uncertainty continue to stir up headwinds in Europe, our European segment performed well with net sales of $3.02 billion, income before income taxes of $101.6 million and a gross profit margin of 15.2%.
The result of these combined North American and European efforts yielded consolidated net sales of $9.58 billion; gross profit margin of 14.0%; net income of $258.6 million; and diluted EPS of $4.84.
The Company started the fiscal year with a stock price of $106.14 and ended the fiscal year with a stock price of $90.99.
In accordance with its published capital allocation strategy, Management deployed the Company’s cash flow from operations to the long-term benefit of the Company and its shareholders. Specifically, we: (i) increased the Company’s dividend by 4.2% to $2.00 per share (annually), thereby increasing returns to shareholders; (ii) paid $237.0 million to reduce the Company’s long-term indebtedness thereby reducing future interest expense and further strengthening  the  balance  sheet;  (iii)  repurchased

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586,558 shares of common stock at a weighted-average price of $89.76 thereby returning cash to shareholders and increasing shareholder returns; and (iv) invested in restructuring, facilities, innovation, and technology thereby supporting the next generation of our products.
Management also continued to offer guidance to the investment community. The Company issued full-year guidance for Fiscal Year 2025 (consolidated net sales, consolidated gross profit margin, and diluted earnings per share) concurrently with the announcement of Fiscal Year 2024 earnings in September 2024 and revised its guidance concurrently with second quarter earnings release. Based on the strength of the Company’s fourth quarter performance, the Company met revised guidance on consolidated gross profit margin (14.0% versus guidance of 13.8% to 14.5%) and exceeded revised guidance on: (a) consolidated net sales (final consolidated net sales of $9.58 billion versus final guidance of $9.0 to $9.5 billion);
and (b) diluted EPS (final diluted EPS of $4.84 versus final guidance range of $3.30 to $4.00).
Based on feedback received, the Company’s guidance continues to be well received by our shareholders and analysts who cover our Company. Considering this, Management provided full-year guidance for Fiscal Year 2026 concurrently with the filing of its 10-K for Fiscal Year 2025 on September 24, 2025.

Key Performance Measures from Fiscal Year 2025:
•   THOR achieved net sales of $9.58 billion.
•   Net income attributable to THOR was $258.6 million.
•   Diluted EPS of $4.84.
•   Cash generated from operations of $577.9 million.

34 | THOR INDUSTRIES, INC.

HIGHLIGHTS OF EXECUTIVE COMPENSATION PRACTICES

What we do:	What we Don't do:

Remain Competitive. Annual benchmarking to compare our executive officers’ pay to our compensation peers and the market more broadly.	Exercise Undue Discretion. No upward adjustment of total compensation targets once set, and no discretionary awards paid to our NEOs.

Align with Shareholder Interests. Actual compensation is heavily weighted toward incentive compensation with performance criteria that aligns with the interests of our shareholders.	Award Options or SARs. Our Company does not award stock options or SARs. Provide Unreasonable Perquisites. – No perquisites awarded to our NEOS other than a periodic physical exam,
Remain Compliant. Including the maintenance of our comprehensive and SEC-compliant “no fault” clawback policy	dark-web monitoring, and ability to lease a recreational vehicle manufactured by one of our North American companies

Require Investment in Company. Maintenance of and strict adherence to our Stock Ownership and Retention Guidelines.	Allow Hedging or Pledging of Stock. No hedging, short sale, or pledging of THOR stock.

Motivate Achievement of Financial Goals. Utilization of challenging short-term and long-term performance metrics that align with the interests of our shareholders. These goals are reset annually and are utilized in determining MIP and LTI awards.
Pay Dividends Before Shares Are Earned. No dividends or dividend equivalents earned on unvested PSUs or RSUs.

Use of Compensation Consultant. The Compensation and Development Committee works with an independent compensation consultant.

Review and Evaluate Tally Sheets. The Committee reviews and discusses each executive’s tally sheet before making any decision on the executive’s pay.

Annual Shareholder “Say on Pay” Vote. We value our shareholders’ input on our executive compensation practices and programs. Our Board seeks an annual non-binding advisory vote from shareholders to approve executive compensation disclosed in our CD&A, tabular disclosures, and related narrative.

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Our Compensation Philosophy: Incentivize Value Creation by Tying Pay to Performance
Our Plan
We believe executive compensation should be directly linked to performance and long-term value creation for our shareholders. We provide a framework that encourages outstanding financial results and shareholder returns over the long-term while continuing to attract, retain, and motivate a premier management team to sustain and grow our Company.
Our NEO compensation is comprised of (i) a base salary; (ii) a non-equity cash incentive component (our Management Incentive Plan or “MIP”); and (iii) a long-term equity incentive component (“LTI”). The LTI consists of Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”). Fiscal Year 2025 marked the Company’s sixth year under its revised compensation plan which relies heavily upon variable incentive compensation measured by adjusted net income before income tax (our “Company Adjusted NBT”)(1), adjusted return on invested capital (“ROIC”), and adjusted free cash flow (“FCF”).
Fiscal Year 2025 marked our second year incorporating non-financial metrics into our NEO compensation plan with 10% of target RSUs being contingent upon Management achieving certain metrics related to employee engagement and retention, and organizational leadership development in North America.
The foundation of the compensation plan is an annual benchmarking process to compare Management’s pay to that of our compensation peers, our industry competitors, and the market more broadly. For benchmarking in Fiscal Year 2025, our CEO’s targeted total compensation was set at 48% of the median targeted CEO compensation for our executive compensation peer group.
Once target total compensation is determined, half of that targeted compensation is designed to be paid in cash compensation through a combination of base salary and MIP while the other half is designed to be paid as LTI, in stock, in equal parts RSU and PSU awards.

For Fiscal Year 2025, the annual target MIP and 90% of the RSU awards were each converted to a sharing percentage and were awarded relative to the Company’s performance compared to the annually forecasted target Company Adjusted NBT.
The other 10% of the projected RSU awards was awardable based on the NEOs achieving two (2) metrics related to employee engagement and retention, and organizational leadership development in North America.
Though RSU awards are based on a one-year performance period, once awarded, such RSU awards are subject to vesting over a three-year period beginning on or after the one-year anniversary of the award grant date.
The PSU awards are subdivided into two equal awards based upon FCF and ROIC, relative to forecasted performance over a three-year period. At the conclusion of the three-year period, actual FCF and ROIC performance are each measured against the forecasted performance and awards vest based on the following schedule (with ROIC and FCF components measured separately):

Percentage of Realization of Target	Percentage of Payout of Award
Less than 50%	0%
50% – 150%	The actual percentage of realization will equal the percentage of payout
Greater than 150%	200%

(1)	See Appendix A for reconciliation of non-GAAP financial measure to most directly comparable GAAP financial measure.

36 | THOR INDUSTRIES, INC.
The total targeted compensation, the sharing percentages for MIP and RSUs, any non-financial metric, and the three-year performance metrics for PSUs are reset each year based on new benchmarking, goal-setting, and forecasting by the Company. Only base salary is guaranteed because: (1) the MIP and 90% of the RSU elements of the incentive compensation pay $0 to our NEOs in circumstances where Company Adjusted NBT is not positive; (2) 10% of the RSU element pays $0 to our NEOs if the metrics related to employee engagement and retention, and organizational leadership development in North America are not achieved; and (3) the PSU element pays $0 to the NEOs when metrics are realized at less than the threshold of 50% of their respective forecasted targets at the end of the three-year period.
This relative metric mechanism prevents excessive compensation that could arise from steadily growing Company Adjusted NBT, ROIC, and/or FCF as each year the compensation percentages are reset to align with the benchmarked targets and projected Company performance. Accordingly, as targeted performance rises, the sharing percentages used to calculate incentive compensation fall to maintain alignment with benchmarks.
We will continue the critical analysis of our executive compensation plan relative to our return to our shareholders. Based on this ongoing assessment, the Committee will continue to evaluate annually whether the program requires further evolution.
We also regularly solicit feedback from our shareholders who have continually expressed their support of our compensation plan through historical votes and direct feedback.
In addition to the “pay for performance” principles first adopted by our founders in 1980, our Compensation and Development Committee is guided by the following practices and principles:
1. Benchmark Executive Pay. The Committee benchmarks executive compensation levels to the Company’s compensation peer group and to the market generally to ensure that Company pay practices are in line with recognized practices of like-sized manufacturing companies.
2. Work with Compensation Consultant. In Fiscal Year 2025, the Committee utilized WTW as its compensation consultant.
3. Attract and Retain Top Level Talent. The Committee aims for pay practices that are competitive with industry peers who are our local competition for talent.
4. Align the Pay Plan with Shareholder Interests. The Committee supports a pay plan that places a significant portion of executives’ pay at risk, making it variable and dependent upon the Company’s Adjusted NBT, ROIC, FCF, and achievement of non-financial metrics.
5. Incentivize Sustained Profitability. The Committee promotes a pay plan that incentivizes executives to deliver sustained profitability for Shareholders within the guidelines of good corporate governance. The three-year vesting schedule for the RSU component of LTI, and the multi-year performance measurement period for the PSU component of LTI, not only help retain key talent, they also incentivize management to perform over the long term.
6. Identify and Manage Risk. The Committee evaluates and seeks to minimize risk exposure that is inherent in any pay for performance plan. A strong “no fault” clawback policy helps mitigate the risk as does diligent review of the process that results in compensation decisions.
7. No Options. Stock options are not currently a component of THOR’s compensation plan. While no option awards were granted in Fiscal Year 2025 and none are anticipated in the future, the Board has adopted a resolution prohibiting the granting of any stock options, stock appreciation rights, or other stock option-like awards at a time when the Board or Company is aware of material non-public information.

Shareholder Understanding and Feedback is Important To Us:
For the last 11 years, we have been actively soliciting input and feedback from our shareholders on our compensation plan. The response to date has been supportive of our program. We will continue to take advantage of opportunities to solicit input from our shareholders because shareholder understanding and feedback is important to us. Our Senior Vice President, General Counsel and Corporate Secretary, Trevor Gasper, coordinates these discussions for us. Feel free to contact Mr. Gasper if you have questions or wish to provide feedback about our compensation program. He can be reached at (574) 970-7460 or tgasper@thorindustries.com.

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8.  Maintain a Simple, Transparent Pay Program and Avoid Any Significant Perquisites for our Executives. In Fiscal Year 2025, our NEOs received no perquisites of employment that are not available to all of THOR’s full-time employees other than: (i) a periodic physical exam (and ancillary health services related to that exam); (ii) the ability to lease one of the Company’s North American recreational vehicle products (discussed below); and (iii) internet and dark-web monitoring services
9.    Exercise Limited or No Discretion. The Company’s pay program is designed to award the management team when performance merits it and to respond appropriately when performance does not. Accordingly, the Committee does not actively revisit the outputs from our program to adjust pay upward or downward. While the Committee has, on very limited occasions, issued unplanned discretionary bonuses in the circumstances of a limited, not likely to be repeated, outstanding performance, we otherwise generally do not exercise discretion in awarding compensation to our NEOs. No discretionary bonuses have been awarded since Fiscal Year 2016.
10. Maintain a “no fault” Clawback Policy. The Board is required to clawback any incentive-based compensation (whether cash or equity, including time and performance-based equity awards) paid to any executive within the last three (3) fiscal years preceding the issuance of any restated financial statement if such restated financial statement impacts the amount of incentive compensation that should have been paid under any incentive-based pay program. This policy was reviewed and modified during Fiscal Year 2023 to ensure compliance with the final SEC rule and exceeds SEC requirements.
11. Maintain a Vigilant Insider Trading Policy. The Company has adopted and regularly monitors an insider trading policy governing the purchase, sale, and other disposition of the Company’s securities by directors, officers, and employees. The policy is designed to promote compliance with insider trading laws, rules, and regulations as well as applicable listing standards.
12. Avoid Single Trigger Vesting of Equity-based Awards upon Change in Control. In Fiscal Year 2015, the Board approved (for implementation in Fiscal Year 2016) a double trigger for all future awards and grants requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award.
13.  Prohibit hedging or pledging of Company Securities by our NEOs and Board Members. The Company prohibits Executive Officers and members of its Board members from engaging in any hedging transactions, transacting short sales, or pledging any Company stock.
Shareholder Support for our 2024 Advisory Vote on Executive Compensation and Shareholder Outreach Program
At the 2024 Annual Meeting, shareholders approved our advisory Say on Pay proposal in support of our executive compensation program by a vote of 97%.
We regularly communicate with our shareholders regarding a variety of topics and involve independent directors in these conversations as appropriate. We welcome continued engagement on compensation matters and other issues relevant to our business.
Looking Back: Reviewing the Elements of Compensation from Fiscal Year 2025
Base Salary
Base salaries are part of the compensation package paid to our executives and are determined according to various factors, including benchmarking, experience, talent, contribution, industry standards, expectations, and performance.
On an annual basis, all executive employees’ base salaries are reviewed for possible adjustments. Adjustments, though, are an exception and not the rule. While the Compensation and Development Committee considers the market practices of our peer group as a guide for recognized ranges of base compensation, due to our emphasis on performance-based pay, the Compensation and Development Committee intentionally sets base salaries for our CEO and other NEOs well below average for our peer group.
Our CEO’s base salary is $750,000 and has not been adjusted since Fiscal Year 2013. This base salary is the lowest in our 2025 compensation peer group(2) (more than 36% lower than the next lowest). Thus, analysis that compares other elements of compensation as a multiple of CEO base salary do not hold as much meaning for THOR as they might with other companies.

(2)	Peer group salary data referenced in this paragraph relates to the most recent disclosed summary compensation table data for each such peer.

38 | THOR INDUSTRIES, INC.
Variable Incentive Compensation
Variable performance-based elements comprise the highest percentage of our NEOs’ compensation. Payouts under these elements (MIP and LTI) are determined based on our Company Adjusted NBT, FCF, and ROIC measured against the Board’s approved forecast for the fiscal year or three-year performance period as well as against non-financial metrics selected to provide value to the Company and Shareholders. As stated above, our NEOs’
base salary is intentionally set below market, emphasizing this incentive-based pay. For Fiscal Year 2025, our NEOs’ compensation was approximately 90% incentive-based pay. Our compensation philosophy has long promoted such heavy reliance on variable performance-based pay relative to the Board’s approved forecast for the Fiscal Year to align Management’s performance with shareholder interests.

Cash-Based Variable Incentive Awards
Our MIP provides cash-based variable incentive compensation. As set forth in the accompanying Appendix A, we generally rely on GAAP numbers to calculate our Company Adjusted NBT and then make standard adjustments to exclude certain gains and/or losses as a result of LIFO, non-controlling interests, detrimental or incremental impacts to NBT as a result of non-forecasted M&A activity, and certain foreign currency exchange gains/ losses. Target Company Adjusted NBT is determined prior to our Fiscal Year or within the first quarter thereof and a sharing percentage is calculated as “target MIP” divided by “target Company Adjusted NBT.” The result of that calculation is converted to a percentage. The amount of earned MIP for our NEOs is calculated and paid based on the Company Adjusted NBT on a quarterly basis. The maximum cash-based variable incentive award to be paid to any single person in any fiscal year is capped at $15,000,000.
The key incentive metrics for our Fiscal Year 2025 MIP and total MIP actually paid for our NEOs were as follows:

The executive’s eligibility to receive the cash incentive compensation is contingent upon the executive being employed with the Company or an operating company at the time of payment; certification by our Compensation and Development Committee that the amount proposed to be paid under the plan is consistent with pre-determined formulas; and a determination that, upon considering any relevant factors including our “no-fault” clawback policy, no cause exists to consider payment of a lesser amount.

FISCAL YEAR 2025 KEY INCENTIVE METRICS
Name	Performance Metric(1)	Award
Robert W. Martin	2.196% of Company Adjusted NBT	$6,692,530
Colleen Zuhl	0.868% of Company Adjusted NBT	$2,645,317
Todd Woelfer	0.864% of Company Adjusted NBT	$2,633,126
Trevor Q. Gasper	0.327% of Company Adjusted NBT	$996,565
Michele McDermott	0.189% of Company Adjusted NBT	$575,996
(1)	Fiscal Year 2025 target Company Adjusted NBT was $277,812,000. Actual Company Adjusted NBT for Fiscal Year 2025 was $304,760,000.

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Long-Term Equity Incentive Plan
Our LTI is comprised of both RSUs and PSUs. As discussed above, the target RSUs awarded for Fiscal Year 2025 were separated into two tranches: (1) a tranche consisting of 90% of the target RSUs evaluated on a single year (Fiscal Year 2025) performance of Company Adjusted NBT; and (2) a tranche consisting of 10% of the target RSUs evaluated based on Management’s achievement of metrics related to employee engagement and retention, and organizational leadership development. The actual award under each tranche is based on actual Company performance.
The RSUs awarded for Fiscal Year 2025, based on the metrics identified in the table below, are eligible to vest in three (3) equal annual installments beginning on the first anniversary of the grant. Participants must generally remain employees of our Company or one of its operating companies through the vesting period to be entitled to receive the stock that is issued upon vesting of the RSUs.
The PSUs awarded in Fiscal Year 2025 will be evaluated on a three-year aggregate cycle (Fiscal Years 2025, 2026, and 2027) with the number of shares to be awarded based on an analysis of performance to target (ROIC and FCF) after the conclusion of Fiscal Year 2027.
An important tool for talent retention, our LTI program provides that, subject to any contrary terms in an employment agreement, any employee who leaves our Company before the vesting date immediately forfeits their right to receive any and all outstanding unvested RSUs and forfeits outstanding PSUs for which the relevant performance period has not ended.
The value of the RSU and PSU awards granted to our NEOs for Fiscal Year 2025 were as follows:

FISCAL YEAR 2025 RSU AND PSU AWARDS
Name	RSU %	RSU Amount(2)	Total RSU Amount(1)	PSU Amount(1)	Total LTI
Robert W. Martin	90% (Company Adjusted NBT)	$3,381,505	$3,724,005	$3,425,000	$7,149,005
	10% (Non-Financial)	$342,500
Colleen Zuhl	90% (Company Adjusted NBT)	$1,547,841	$1,704,616	$1,567,750	$3,272,366
	10% (Non-Financial)	$156,775
Todd Woelfer	90% (Company Adjusted NBT)	$1,505,634	$1,658,134	$1,525,000	$3,183,134
	10% (Non-Financial)	$152,500
Trevor Q. Gasper	90% (Company Adjusted NBT)	$744,941	$820,393	$754,523	$1,574,916
	10% (Non-Financial)	$75,452
Michele McDermott	90% (Company Adjusted NBT)	$518,333	$570,833	$525,000	$1,095,833
	10% (Non-Financial)	$52,500

(1)
The RSU and PSU values are determined based on FASB ASC Topic 718. The PSU amount listed represents the grant date value of the award on the date of the grant that would be achieved on a three-year cycle ending July 31, 2027, if target ROIC and FCF objectives are met.

(2)	Our NEOs’ target RSU amount for Fiscal Year 2025 was:

NEO	TARGET RSU AMOUNT
Robert W. Martin	$3,425,000
Colleen Zuhl	$1,567,750
Todd Woelfer	$1,525,000
Trevor Q. Gasper	$754,523
Michele McDermott	$525,000
90% of this target was awarded relative to the Company’s achievement of target Company Adjusted NBT of $277,812,000 and 10% was awarded relative to Management’s achievement of certain metrics related to employee engagement and retention, and organizational development.

40 | THOR INDUSTRIES, INC.
Additional Compensation Elements
Benefits and Perquisites
We offer no substantial benefits or perquisites to our NEOs that are not available to our broader employee population except: (i) a requested periodic physical exam and ancillary health services to assess the health of our NEOs and certain other key employees; (ii) beginning in Fiscal Year 2025, the Company provides internet and dark web internet monitoring and protection; and (iii) we provide our NEOs with the opportunity to lease and exclusively use one of our Company’s North American recreational vehicles. The recreational vehicle is leased to the NEO at no direct cost to the NEO but the NEO is responsible for certain ancillary costs including fuel, maintenance, and insurance, This program was initiated so our NEOs (and any other executive whose target compensation is at least 40% equity) can: (1) obtain a first-hand understanding of our products and our customers’ RV experience; (2) better relate to and communicate with our customers, dealers, suppliers, and shareholders; and (3) assist in evaluating product design, efficiency, customer service, and maintenance experience. The program does not impose any incremental cost on the Company, but each NEO participating in the program will be treated as receiving taxable compensation representing the value of the benefit. The Company does not provide tax gross-ups for any perquisite so the NEO is responsible for any tax impact associated with each of our perquisite programs.
Retirement Plans
Our Company does not offer retirement plans to our NEOs. Furthermore, consistent with past practice, our NEOs, like all highly compensated employees of the Company, were excluded from eligibility in our Company-sponsored 401(k) plan in Fiscal Year 2025 but may participate in our non-matching Deferred Compensation Program that is available to all full-time employees who are precluded from participating in our 401(k) program by virtue of their income.
Stock Ownership and Retention Guidelines Our Board maintains stock ownership guidelines for our NEOs and our Board. The guidelines require retention of the following levels of Company stock:

Title	Stock Ownership Level (Stock Holding Value)
Chief Executive Officer	5 times base salary
Other NEOs	3 times base salary
Board of Directors	4 times base annual retainer
Our NEOs must satisfy the requirement within five (5) years of their first LTI award in their current position. The Board of Directors must satisfy the requirement within five (5) years of the date of their first annual award. Only owned shares are included for purposes of calculating compliance with these guidelines; unvested shares (either time-based or performance based) are not counted. All Board members and NEOs are either in compliance with the guidelines or are expected to come into compliance within the required timeline.
Clawback Policy
Our Board of Directors is required, on a “no fault” basis, to clawback any excess incentive-based compensation (whether equity or cash, including time- and performance-based equity awards) paid to any Executive Officer within a current fiscal year or the three immediately preceding fiscal years of the issuance of any restated financial statement if such restated financial statement impacts the amount of incentive compensation that should have been paid under any incentive-based pay program. Our clawback policy is fully compliant with (and more expansive than) the SEC’s final rule adopted on January 27, 2023.
Anti-Hedging and Pledging Policy
Our Company prohibits our Executive Officers and members of the Board of Directors from engaging in any hedging transactions, transacting short sales, or pledging any Company stock.
Severance Plans and Change in Control Agreements
Our Company has employment agreements with each of our Named Executive Officers. Updated and adopted during Fiscal Year 2023, these contracts contain non-competition and non-solicitation obligations that, prior to 2021, were not part of our NEOs’ employment relationship with the Company and, prior to 2021, were not standard within the RV industry. The purpose of the contracts and non-competition provisions was to secure the exclusive services of our Management Team for the duration of the contracts and for a period of time post-employment. The RV industry is very competitive, and its history is replete with examples of key leaders leaving their company to start competitive businesses. Given Management’s

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longevity and track record of growth with the Company, the contracts remain important to secure and to protect the Company from such risk. As such, an essential element of the employment agreement was that each executive agrees not to compete against the Company during the term of his or her employment and for a period of two (2) years following termination of employment. The agreements also include confidentiality undertakings and agreements not to solicit Company customers or employees. The RV industry has a comparatively low barrier to entry, geographic concentration, and relies upon personal relationships with suppliers and dealers. Thus, the Company obtained a substantial benefit by collecting non-competition agreements from its NEOs in Fiscal Year 2021 and renewing these agreements with updated terms in Fiscal Year 2023.
A cornerstone of the THOR Industries, Inc. 2016 Equity and Incentive Plan (as amended) (our “2016 Plan”) is its double-trigger vesting requirement. Specifically, the 2016 Plan provides for the vesting of shares only upon the occurrence of both a Change in Control (as defined by the 2016 Plan) and either a corresponding change in employment status or the failure of an acquirer to assume the awards.
The aggregate value of change in control and termination benefits for each NEO is summarized under the subheading, “Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers” on page 52.
Section 409A of the Code
Our compensation plans and programs are designed to comply with Section 409A of the Code, which places strict restrictions on plans that provide for the deferral of compensation.
How We Make Compensation Decisions and Why We Made Them for Fiscal Year 2025
The Compensation Committee
Our Compensation and Development Committee is responsible for the oversight of our Executive Management compensation plan. Each year, the Committee engages in a thorough evaluation of the performance of our NEOs. The Board of Directors conducts a review of our CEO, Mr. Martin. These evaluations are significant inputs for the
Committee as it determines the percentage of the peer group benchmark at which to set target compensation.
Mr. Martin does not participate in his own performance evaluation or in setting his own compensation. For the other NEOs, the Chairman of the Board and the CEO evaluate each NEO’s individual performance and recommend to the Compensation and Development Committee a tailored compensation plan that relies on peer benchmark data for that individual. The Compensation and Development Committee then reviews and votes to approve or modify these recommendations.
For more information on the Compensation and Development Committee, see the Corporate Governance Section of this Proxy Statement. Additionally, the Compensation and Development Committee’s charter can be found on our Company website at www.thorindustries.com.
Our Independent Compensation Consultant In Fiscal Year 2025, the Compensation and Development Committee utilized WTW as its compensation consultant. WTW reports directly to the Committee, and the Committee is empowered to retain or replace WTW or hire additional consultants at any time. A representative of WTW regularly attends the Committee meetings and provides data and advice to the Committee throughout the year. Additionally, a representative from WTW regularly meets in executive session with the Committee.
WTW’s role is to provide market and peer group data and to advise the Committee on compensation-related decisions.
During Fiscal Year 2025, the compensation consultant provided the following services to the Committee:
•	Provided periodic reports of executive compensation trends;
•	Provided peer group analysis, including benchmarking data, supporting recommendations for the Company’s board and executive compensation;
•	Reviewed drafts and commented on elements of the Company’s Compensation Discussion and Analysis; and
•	Advised the Committee of regulatory developments.
In Fiscal Year 2025, the total fees and expenses paid to WTW were $116,834.

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Our Compensation Peer Group
Importantly, WTW assists the Committee in determining an appropriate compensation peer group. Our Company has a unique challenge in its peer review process. The Company’s largest competitor is part of a multinational conglomerate holding company and its executive pay practices are not publicly available but available information indicates that their program is heavily weighted to cash compensation. Two competitors are publicly traded but those competitors are not reasonable compensation peers due to significant size differences relative to the Company. Geographic proximity to our OEM and supply competitors makes the competition for key industry talent an ever-present challenge.
Our compensation plan is, therefore, designed to attract and retain industry-leading talent through a program that is reasonable and heavily tied to our Company’s financial performance. In Fiscal Year 2025, as it has previously, the Committee benchmarked its executive pay against a peer group of publicly traded companies and used this data in conjunction with our own industry-specific knowledge in evaluating its executive compensation practices. The Compensation and Development Committee periodically reviews and, as necessary, updates the peer group. Our general guidelines for our peer group are to include companies that are one-half to two times our net sales. Our peer group represents manufacturing companies of similar size as expressed in sales and market capitalization. Additionally, we seek to identify manufacturing companies that  introduce  their  products  to  market  through dealerships or franchises. While the compensation peer group is not comprised of our market competitors, it nevertheless provides a meaningful basis for market comparison of our executive compensation packages. Included in our peer evaluation was the consideration of the disclosed peers of the members of our peer group. We believe our compensation peer group for Fiscal Year 2025 represents a solid comparator group for our Company. Our peer group for Fiscal Year 2025 consisted of the following companies:

We evaluate our pay for performance system on a regular and consistent basis. In doing so, we analyze the peer group’s compensation data as reported in their most recent proxy statements. In this process, we measure actual and target pay data with comparable NEOs and the aggregate NEO compensation. We also evaluate the fixed and incentive-based variables of our compensation program as compared to the peer group. This information is then presented to the Committee for its consideration as it determines the appropriate compensation of our NEOs.

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Measuring Alignment: Evaluating the Relationship Between Our Fiscal Year 2025 Performance and Our Compensation
As previously noted, our founders developed a compensation strategy that was specifically intended to align pay with Company financial performance, which, over the long-term, aligns NEO pay with our shareholders’ interests.
Consistent with prior years, our Fiscal Year 2025 compensation plan relied heavily upon variable incentive-based pay. The following graph and table depict the relative breakdown between base salary and variable incentive pay for Mr. Martin over the last two (2) fiscal years:

		MIP/Non-Equity	LTI-RSUs	LTI-RSUs
	Base Salary	Incentive Award	(NBT)	(Non-Financial)	LTI-PSUs(1)	Compensation
FY 2025	$750,000	$6,692,530	$3,381,505	$342,500	$3,425,000	$14,591,535
FY 2024	$750,000	$4,166,902	$2,123,396	$321,293	$3,212,930	$10,574,521

(1)	PSU Amount listed represents value of award on the date of the grant that would be achieved on a three-year cycle ending if target ROIC and FCF objectives are met.

As illustrated in the following charts, implementation of our philosophy resulted in approximately 95% of our CEO compensation as reported on the Summary Compensation Table and approximately 90% of our

NEO compensation as reported on the Summary Compensation Table being variable, performance-based compensation for Fiscal Year 2025.

44 | THOR INDUSTRIES, INC.
Compensation Committee Interlocks and Insider Participation
For Fiscal Year 2025, the Compensation and Development Committee was comprised of four (4) independent directors (Amelia Huntington, Christina Hennington, Laurel Hurd, and Jeffrey Lorenger). No member of the Compensation and Development Committee is a current or, during our Fiscal Year 2025 or any time before, was a former officer or employee of the Company or any of its operating companies. During Fiscal Year 2025, no member of the Compensation and Development Committee had a relationship that must be disclosed under SEC rules relating to disclosure of related person transactions. In Fiscal Year 2025, none of our Executive Officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation and Development Committee of the Company.
Compensation Risk Assessment
As our Compensation and Development Committee evaluates our compensation programs, it considers many areas of risk potentially associated with the various programs as well as steps that can be taken to mitigate those risks. The process of risk consideration and, when appropriate, risk mitigation is a dynamic process that is considered at each Committee meeting. This process includes consideration of many factors, including:
•	Oversight of the business and the MIP and LTI compensation provided to our NEOs;
•	Appropriate weighing of performance-based compensation;
•	Our entrepreneurial culture, which we believe encourages employees to think like owners;
•	Our internal controls, which we believe to be very strong and are consistently reviewed for further opportunity of improvement;
•	Rigorous internal audits that are conducted throughout our Company on a regular basis;
•	Our enterprise risk management program, including a formal annual assessment of the risks facing our Company led by senior management;
•	Stock ownership guidelines, the time-based vesting component of RSU awards under our LTI program and the multi-year performance measurement periods for the FCF and ROIC components of PSUs awarded under our LTI program, which encourage long-term value creation, and serve to counterbalance potentially significant short-term incentive-based compensation;

•	Consultation with and reliance on advice provided by our outside compensation consultant, WTW;
•	The performance criteria of our MIP and LTI programs, which emphasize overall Company results over individual performance;
•
Linear award calculations under our MIP, with no steep payout curves or disproportionate increases in compensation payout thresholds that might create incentives to take greater risks for greater rewards;

•	Our ability to consider non-financial, compliance, and other qualitative performance factors in determining actual compensation payouts for Executive Officers;
•	Our ability to use downward discretion in awarding incentive-based compensation and ability to claw back payments;
•	Company reporting structures including lead finance officers of each of our operating companies report to our Chief Financial Officer; and
•
The relative performance of the compensation program as assessed through the analytics utilized by shareholder advisory firms, which allows for dynamic monitoring of the pay program’s alignment with our compensation peer group and our own performance.

We do not believe that our compensation program creates risk that is reasonably likely to have a material adverse effect on the Company. However, we will continue to monitor risks associated with our pay practices.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 45
REPORT OF THE COMPENSATION AND DEVELOPMENT COMMITTEE

We, the Compensation and Development Committee of the Board of Directors of THOR Industries, Inc., have reviewed and discussed with Management the Compensation Discussion and Analysis contained in this Proxy Statement. After our review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2025.

The Compensation and Development Committee
Amelia A. Huntington, Chair
Christina Hennington
Laurel Hurd
Jeffrey D. Lorenger

46 | THOR INDUSTRIES, INC.
EXECUTIVE COMPENSATION

The following tables, narrative, and footnotes disclose the compensation earned by the Named Executive Officers of the Company. During Fiscal Year 2025 the Named Executive Officers included: (i) the President and Chief Executive Officer; (ii) the Senior Vice President and Chief Financial Officer; (iii) the Senior Vice President and Chief Operating Officer; (iv) the Senior Vice President, General Counsel, and Corporate Secretary; and (v) the Chief Human Resources Officer.
Summary Compensation Table
The following Summary Compensation Table summarizes the total compensation awarded to our Named Executive Officers in Fiscal Years 2025, 2024, and 2023(1):

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Share Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in pension value and nonqualified Deferred Compensation Earnings ($)	All Other Comp ($)(5)	Total ($)
Robert W. Martin President and Chief Executive Officer	2025 2024 2023	750,000 750,000 750,000	— — —	7,149,005 5,657,619 5,621,179	— — —	6,692,530 4,166,902 4,196,310	— — —	22,183 — —	14,613,718 10,574,521 10,567,489
Colleen Zuhl Senior Vice President and Chief Financial Officer	2025 2024 2023	725,000 725,000 725,000	— — —	3,272,366 2,483,472 2,478,583	— — —	2,645,317 1,537,466 1,564,550	— — —	17,531 7,112 —	6,660,214 4,753,050 4,768,133
Todd Woelfer Senior Vice President and Chief Operating Officer	2025 2024 2023	650,000 650,000 650,000	— — —	3,183,134 2,478,542 2,491,649	— — —	2,633,126 1,591,060 1,626,718	— — —	9,095 — —	6,475,355 4,719,602 4,768,367
Trevor Q. Gasper Senior Vice President, General Counsel, & Corporate Secretary	2025 2024 2023	600,000 600,000 500,000	— — —	1,574,916 1,196,965 931,340	— — —	996,565 559,383 419,631	— — —	9,095 — —	3,180,575 2,356,348 1,850,971
Michele McDermott(6) Chief Human Resources Officer	2025 2024 2023	525,000 237,500 —	— — —	1,095,833 366,722 —	— — —	575,996 131,198 —	— — —	33,307 — —	2,230,136 735,420 —

(1)	All compensation figures in this table are rounded to the nearest dollar.
(2)	The amounts in this column reflect the payment of discretionary bonuses. No discretionary bonuses were paid during Fiscal Years 2025, 2024, or 2023.
(3)
Share award values were determined in accordance with FASB ASC Topic 718. For information about the assumptions used by the Company in calculating the value of the awards, see Note 16 to the Company’s consolidated financial statements in the Form 10-K. The amount stated represents equity incentive plan awards awarded to each NEO consisting of: (i) RSU amounts based 90% on each NEO’s designated percentage of Fiscal Year 2025 Company Adjusted NBT and 10% based on the achievement of certain non-financial metrics; all 100% valued as of the grant date as discussed on page 39; and (ii) PSU amounts calculated based on the grant date value of the award that would be achieved on a three-year cycle if target ROIC and FCF objectives are met. No PSUs will vest if a threshold is not met. For more information on threshold, target, and maximum PSUs granted in Fiscal Year 2025, see Grants of Plan-Based Awards in Fiscal Year 2025 which follows.

(4)	The amounts shown in this column are amounts earned under our MIP program for Fiscal Years 2025, 2024 and 2023.
(5)
For Fiscal Year 2025, All Other Comp for Mr. Gasper and Mr. Woelfer consists of company provided cyber monitoring and All Other Comp for Mr. Martin, Mrs. Zuhl, and Ms. McDermott consists of: (i) company provided cyber monitoring; and (ii) the incremental cost to the Company for an annual physical and health screening. For Fiscal Year 2024, All Other Comp for Mrs. Zuhl consists of the incremental cost to the Company for an annual physical and health screening.

(6)	Ms. McDermott started with the Company in January 2024.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 47
Grants of Plan-Based Awards in Fiscal Year 2025

The following table summarizes the grants made to each of our NEOs for Fiscal Year 2025 under our 2016 Plan or other plans or arrangements :

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)(2)	Threshold ($)(#)	Target ($)(#)	Maximum ($)(#)	Grant Date Fair Value of Share and Option Awards $(4)
Robert W. Martin	9/19/2024 (MIP) 9/19/2024 (RSU) 9/19/2024 (PSU)	$0	$6,100,000	$15,000,000	$0 15,952	$3,425,000(3) 31,905(5)	63,810	$3,724,005 $3,425,002
Colleen Zuhl	9/19/2024 (MIP) 9/19/2024 (RSU) 9/19/2024 (PSU)	$0	$2,410,500	$15,000,000	$0 7,302	$1,567,750(3) 14,604(5)	29,208	$1,704,616 $1,567,739
Todd Woelfer	9/19/2024 (MIP) 9/19/2024 (RSU) 9/19/2024 (PSU)	$0	$2,400,000	$15,000,000	$0 7,103	$1,525,014(3) 14,206(5)	28,412	$1,658,134 $1,525,014
Trevor Q. Gasper	9/19/2024 (MIP) 9/19/2024 (RSU) 9/19/2024 (PSU)	$0	$909,046	$15,000,000	$0 3,514	$754,523(3) 7,029(5)	14,058	$820,393 $754,563
Michele McDermott	9/19/2024 (MIP) 9/19/2024 (RSU) 9/19/2024 (PSU)	$0	$525,000	$15,000,000	$0 2,445	$525,000(3) 4,891(5)	9,782	$570,833 $525,049

(1)
To determine awards granted during Fiscal Year 2025, we calculated a percentage share for MIP based on target MIP divided by a target Company Adjusted NBT of  $277,812,000. The number set forth in this column represents the target MIP. Actual MIP payments based upon actual Company Adjusted NBT for Fiscal Year 2025 are included in the Summary Compensation Table above.

(2)	The Compensation and Development Committee has limited total cash awards to $15,000,000 in any fiscal year for any individual.
(3)
This number represents the target RSU value. For the RSU portion of the equity incentive awards granted during Fiscal Year 2025, 90% of the target consisted of RSUs to be awarded based on the actual Company Adjusted NBT relative to a target Company Adjusted NBT of $277,812,000 and 10% of the target consisted of RSUs to be awarded based on the achievement of certain metrics related to employee retention and engagement, and organizational leadership development.

(4)	Represents the fair value of awards at target as of the grant date pursuant to FASB ASC Topic 718.
(5)
As described on page 35, each NEO was awarded performance stock units under the 2016 Plan from which common stock may be distributable. These targeted awards are subject to adjustment at the conclusion of the three-year measurement period based upon the Company’s performance against its goals for both ROIC and FCF. Payout for the PSUs will be adjusted based on the following schedule (with ROIC and FCF components measured separately and weighted equally):

PERCENTAGE OF	PERCENTAGE
REALIZATION OF TARGET	OF PAYOUT OF AWARD
Less than 50%	0%
50 – 150%	The actual percentage of realization will equal the percentage of payout
Greater than 150%	200%

48 | THOR INDUSTRIES, INC.
Summary of Equity Compensation Plans
THOR Industries, Inc. 2016 Equity and Incentive Plan, as amended
Our 2016 Equity Incentive Plan, as amended, (the “2016 Plan”) is designed to enable us to obtain and retain the services of the types of employees and Directors who will contribute to our long-range success and to provide incentives that are linked directly to increases in share value, which will inure to the benefit of our Shareholders. The maximum number of shares issuable under the 2016 Plan, as amended, is 3,600,000 (subject to adjustment to reflect certain corporate transactions or changes in our capital structure), with 652,508 shares remaining available as of July 31, 2025 to be granted under the 2016 Plan, subject to recycling provisions in the 2016 Plan for canceled, forfeited, or expired shares.
The 2016 Plan is set to terminate, by its terms, on October 10, 2026. The Company has proposed the adoption of an Amended and Restated Equity Plan as discussed beginning on page 60.
ADMINISTRATION
The 2016 Plan is administered by the Compensation and Development Committee (our “Committee”). Among other responsibilities, the Committee selects participants from among the eligible individuals, determines the number of shares of Common Stock that will be subject to each award, and prescribes the terms and conditions of each award, including without limitation the exercise price, methods of payment, vesting provisions, and restrictions on awards.
ELIGIBILITY
Our employees and Directors and those of our affiliated companies, as well as those whom we reasonably expect to become our employees and Directors or those of our affiliated companies, are eligible to receive awards.
AVAILABLE EQUITY AWARDS
Stock Options
Under the 2016 Plan, the Committee may grant incentive and non-statutory stock options. The exercise price of an incentive or non-statutory stock option generally must be at least 100% (and in the case of an incentive stock option granted to a more than 10% Shareholder, 110%) of the fair market value of the Common Stock subject to that option on the date that option is granted. The Committee determines the rate at which options vest (provided options granted under the 2016 Plan may vest only after the expiration of a minimum one-year period from the date of the award) and any other conditions with respect to exercise of the options, in each case subject to the terms of the 2016 Plan. Only employees may be granted incentive stock options. No options were granted or were outstanding in Fiscal Year 2025. The Board has adopted a resolution prohibiting the granting of any stock options, stock appreciation rights, or other stock option-like awards at a time when the Board or Company is aware of material non-public information.
Restricted Awards and
Performance Compensation Awards
Our Committee may award actual shares of our Common Stock (“Restricted Stock”) or hypothetical Common Stock units having a value equal to the fair market value of an identical number of shares of our Common Stock and paid in the form of shares of Common Stock or cash (“Restricted Stock Units”). The Committee generally may determine, in its sole discretion, the terms of each award, including the applicable restricted period prior to delivery or settlement of the award.
Participants have no voting rights with respect to any Restricted Stock Units. At the discretion of the Committee, each Restricted Stock Unit may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock for the period such Restricted Stock Unit was awarded, but not vested. Such dividend equivalents are held by the Company for the participant’s account and are not paid by the Company unless and until the Restricted Stock Units are settled. As with previous fiscal years, the Committee did not exercise this discretion for Fiscal Year 2025. Restricted Stock and Restricted Stock Unit awards may be subject to forfeiture. Generally, Restricted Stock and Restricted Stock Units may not be sold or transferred during the restricted period. The Committee may provide for an acceleration of vesting in the terms of any restricted award.
Under the 2016 Plan, the Committee may designate relevant awards as performance compensation. Performance compensation awards entitle the recipients to receive Common Stock or hypothetical common share units upon the attainment of specified performance goals. Cash bonuses may also be designated as performance compensation awards.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 49
Stock Appreciation Rights
The Committee may, in its discretion, grant stock appreciation rights to participants under our 2016 Plan. Generally, stock appreciation rights permit a participant to exercise the right and receive a payment equal to the value of our Common Stock’s appreciation over a span of time in excess of the fair market value of a share of Common Stock on the date of grant of the stock appreciation right. In Fiscal Year 2025, as in previous fiscal years, the Committee did not grant any stock appreciation rights to participants under our 2016 Plan.
Adjustments in Capitalization
If there is a specified type of change in our Common Stock, such as stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization, appropriate equitable adjustments or substitutions will generally be made to the various limits under, and the share terms of, the 2016 Plan and the awards granted thereunder. In addition, in the event of certain mergers, the sale of all or substantially all of our assets or our reorganization or liquidation, the Committee may cancel outstanding awards and cause participants to receive, in cash, stock, or a combination thereof, the value of the awards.
Amendments
Our Board of Directors may amend, suspend, or terminate the 2016 Plan or awards thereunder at any time, provided that amendments to the 2016 Plan will not be effective without Shareholder approval if such approval is required by applicable law or stock exchange requirements and amendments to awards without participant approval generally may not impair the participant’s rights under the award. In addition, under the terms of the 2016 Plan, the Company generally may only reduce the exercise price of an option or stock appreciation right, or cancel outstanding option and stock appreciation rights, in exchange for cash, other awards or options or stock appreciation rights with a lower exercise price, with Shareholder approval.
Change in Control under the 2016 Plan
Subject to the terms of an award agreement, in the event of a change in control, as defined in the 2016 Plan, (i) any and all outstanding options and stock appreciation rights granted under the 2016 Plan shall become immediately exercisable unless such awards are assumed, converted, replaced, or continued by the continuing entity; provided, however, that in the event of a participant’s termination of employment without cause or resignation for good reason within twenty-four (24) months following consummation of a change in control, any awards so assumed, converted, replaced, or continued will become immediately exercisable; (ii) any restriction imposed on a restricted award or performance compensation award shall lapse unless such awards are assumed, converted, replaced, or continued by the continuing entity; provided, however, that in the event of a participant’s termination of employment without cause or resignation for good reason within twenty-four (24) months following consummation of a change in control, the restrictions on any awards so assumed, converted, replaced, or continued shall lapse; and (iii) the portion of any and all performance compensation awards that remain outstanding following the occurrence of a change in control shall be determined by applying actual performance from the beginning of the performance period through the date of the change in control using the performance formula to determine the amount of the payout or distribution rounded to the nearest whole share of Common Stock. Notwithstanding the foregoing, if the change in control occurs prior to the end of a performance period for an award, the performance formula generally will be adjusted to take into account the shorter period of time available to achieve the performance goals.
The portion of an award that remains outstanding following the occurrence of a change in control may vest in full at the end of the performance period set forth in such award so long as the participant’s employment (or if the participant is a Director, service) with the Company or one of its operating companies does not terminate until the end of the performance period. Notwithstanding the foregoing, such portion shall vest in full upon the earliest to occur of the following events: (i) the termination of the participant by the Company without cause, (ii) the refusal of the continuing entity to assume, convert, replace, or continue the award, or (iii) the resignation of the participant for good reason.
“Cause” as used in the 2016 Plan generally means the employee has committed or pled guilty to a felony or a crime involving moral turpitude, has engaged in conduct likely to result in harm to the Company’s reputation, has been grossly negligent, has engaged in willful misconduct with respect to the Company, or violated federal or state securities laws. “Good reason” as used in the 2016 Plan generally means a diminution of the participant’s duties or authority, any relocation of more than 50 miles, or a material reduction in salary.

50 | THOR INDUSTRIES, INC.
Outstanding Equity Awards at 2025 Fiscal Year-End
The following table sets forth information concerning option awards and share awards held by our NEOs as of July 31, 2025:

	Stock Awards
Names	Number of Shares or Units That Have Not Vested (#)(1)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert W. Martin	58,726(3)	5,343,479	107,893	9,817,184
Colleen Zuhl	24,760(4)	2,252,912	48,042	4,371,342
Todd Woelfer	25,195(5)	2,292,493	47,714	4,341,497
Trevor Q. Gasper	9,576(6)	871,320	21,163	1,925,621
Michele McDermott	1,436(7)	130,662	7,127	648,486

(1)	The shares in this column represent unvested RSUs.
(2)
The shares in this column represent unvested PSUs. The number of earned PSUs will be determined after the respective three-year performance period based on performance measured against ROIC and FCF targets. The number of shares indicated represents shares that would be earned if the target level of performance is achieved.

(3)
Mr. Martin received a restricted stock unit award of 56,418 units on October 11, 2022; 25,734 units on October 10, 2023; and 22,764 units on October 8, 2024 . These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards, respectively.

(4)
Mrs. Zuhl received a restricted stock unit award of 21,603 units on October 11, 2022; 11,350 units on October 10, 2023; and 9,992 units on October 8, 2024. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards, respectively.

(5)
Mr. Woelfer received a restricted stock unit award of 22,856 units on October 11, 2022; 11,406 units on October 10, 2023; and 9,972 units on October 8, 2024. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards, respectively.

(6)
Mr. Gasper received a restricted stock unit award of 5,738 units on October 11, 2022; 4,270 units on October 10, 2023; and 4,816 units on October 8, 2024. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards, respectively.

(7)	Ms. McDermott started with the Company in January 2024. She received a restricted stock unit award of 1,436 units on October 8, 2024.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 51
Option Exercises and Shares Vested in Fiscal Year 2025
There were no options exercised by our NEOs in Fiscal Year 2025. None of our NEOs holds options, and no options were awarded in Fiscal Year 2025. The following table summarizes information regarding the vesting of share awards for each NEO in Fiscal Year 2025:

	Stock Awards
Name	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)
Robert W. Martin	65,758	7,085,523
Colleen Zuhl	25,467	2,713,218
Todd Woelfer	25,924	2,793,211
Trevor Q. Gasper	5,988	644,653
Michele McDermott(1)	—	—
(1) Ms. McDermott started with the Company in January 2024.

Non-Qualified Deferred Compensation for Fiscal Year 2025
The following table shows the contributions, earnings, and account balances for Fiscal Year 2025 for the NEOs participating in our Deferred Compensation Plan(1):

Name	Executive Contributions in Fiscal Year 2025(2)	Registrant Contributions in Fiscal Year 2025	Aggregate Earnings in Fiscal Year 2025	Aggregate Withdrawals/ Distributions	Aggregate Balance at 7/31/25
Colleen Zuhl	—	—	$40,771	—	$462,913
Todd Woelfer	$356,471	—	$372,037	—	$3,510,366

(1)
Our NEOs, like any highly compensated employee at THOR, are ineligible to participate in THOR’s 401(k) plan but may elect to participate in THOR’s Non-Qualified Deferred Compensation Plan. Messrs. Martin and Gasper and Ms. McDermott do not participate in THOR’s Non-Qualified Compensation Plan.

(2)
The amounts shown as executive contributions are contributed from salary and so, necessarily, also included in the amounts shown as Fiscal Year 2025 salary in the Summary Compensation Table on page 46.

52 | THOR INDUSTRIES, INC.
Summary of Deferred Compensation Plan
Effective January 1, 2016, the Company approved and adopted the amended and restated the THOR Industries, Inc. Deferred Compensation Plan (our “Deferred Compensation Plan”). The general purpose of our Deferred Compensation Plan is to provide our eligible employees with the benefits of an unfunded, non-qualified deferred compensation program.
Under our Deferred Compensation Plan, for each calendar year, participants may elect to defer any portion of their salary and bonus amounts. The amounts are credited to the participant’s individual account, which is credited with earnings and losses based on the performance of certain investment funds selected by us and elected by the participant. The Company does not offer any type of matching or other contributions under the Deferred Compensation Plan for our NEOs.
Participants are always vested in their elective deferrals. Vested benefits become payable under our Deferred Compensation Plan (i) upon the participant’s separation from service, (ii) upon the occurrence of a change in control, (iii) upon the participant’s death or disability, or (iv) in connection with a severe financial hardship due to an unforeseen emergency (but in this case amounts payable are limited to the amount necessary to satisfy the emergency plus anticipated taxes). In each case, payment will be made within ninety (90) days following the event triggering the payment unless the participant is determined by our Board to be a specified employee under Section 409A of the Code and the payment trigger is the participant’s separation from service, in which case the payment will be delayed for a period of six (6) months.
At the time the participant makes a deferral election, the participant may elect a lump sum payment or installment payments spreading payment over a period not to exceed fifteen (15) years upon separation from service.
Our Compensation and Development Committee administers our Deferred Compensation Plan. Our Compensation and Development Committee can modify or terminate the plan, provided that any modification or termination does not adversely affect the rights of any participant or beneficiary as to amounts under the plan.
Our Compensation and Development Committee also can terminate our Deferred Compensation Plan and accelerate the payments of all vested accounts in connection with certain corporate dissolutions or changes in control, provided that the acceleration is permissible under Section 409A of the Code. Our Deferred Compensation Plan is intended to comply with Section 409A of the Code.
Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers
As of July 31, 2025, and excepting: (i) potential payments under our Deferred Compensation Plan, (ii) the previously discussed lapsing of restrictions on certain restricted awards in the event of a change in control and a failure of the continuing entity to assume, convert or replace such award and (iii) amounts provided for in the employment agreements between our NEOs and the Company described in this section, there were no potential obligations owed to our NEOs or their beneficiaries under existing plans or arrangements, whether written or unwritten, in the event of a change in control or termination of employment, including because of death, disability, or retirement.
The Company and its NEOs are party to separate but substantively identical employment contracts. As discussed previously, the contracts provide for certain robust non-competition, non-solicitation, non-disparagement, and confidentiality undertakings that protect the Company. Prior to June 2021, the Company did not enjoy these protections and left itself open to competition from its Management in the event of a separation from employment, which is a substantial risk in the recreational vehicle industry because relationships drive business, and the industry is susceptible to start-up competition.
Our executive contracts are discussed in the context of employment separation scenarios below:
DEATH OR DISABILITY OF EXECUTIVE
If the Executive’s employment is terminated by the Executive’s death or permanent and total disability, the Executive is to receive a pro rata share of any incentive awards related to the year of death or disability that would have been earned had such death or disability not occurred, as well as the vesting of previously-granted

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 53
equity incentive awards as follows: (i) all previously awarded but unvested RSUs vest in accordance with the Company’s established vesting schedule; and (ii) all previously awarded but unvested PSUs vest at target in accordance with the Company’s established vesting schedule.
VOLUNTARY SEPARATION BY EXECUTIVE WITHOUT GOOD REASON
If the Executive’s employment is terminated by the Employee without good reason (as defined in the agreement), the Executive receives only compensation and benefits earned but not yet paid prior to termination as required by law. The Executive’s previously awarded but unvested RSUs vest in accordance with the Company’s established vesting schedule. The Executive’s previously awarded but unvested PSUs vest at target in accordance with the Company’s established vesting schedule. Additionally, at the Company’s option and to maximize the potential for enforceability of the Executive’s agreement not to compete, the Company may implement a consultancy arrangement with the Executive under which the Executive would be paid one half of his or her base salary in exchange for consulting services for each year of the two-year non-compete period.
INVOLUNTARY SEPARATION OF EXECUTIVE BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON
If the Executive’s employment is terminated by the Company without cause or by the Executive for good reason, as each term is defined in the executive agreement, then the Executive is to receive compensation equal to two (2) times(3) the Executive’s base salary and target MIP paid in twenty-four (24) equal monthly payments. The Executive’s previously awarded but unvested RSUs vest immediately. The Executive’s previously awarded but unvested PSUs vest based on performance to date and a pro rata estimation of a probable award amount at the time of termination. The Company will pay the cost of COBRA health care continuation coverage, if elected, for the Executive and the Executive’s dependents for a period of up to 24 months and provide outplacement services for a period of up to 12 months.

INVOLUNTARY SEPARATION OF EXECUTIVE BY COMPANY FOR CAUSE
If the Executive’s employment is terminated by the Company for cause, the Executive receives only compensation and benefits earned but not yet paid prior to termination as required by law. At the Company’s option and to maximize the potential for enforceability of the Executive’s agreement not to compete, the Company may implement a consultancy arrangement with the Executive under which the Executive would be paid one half of his or her base salary in exchange for consulting services for each year of the two-year non-compete period.
INTERPLAY WITH DEFERRED COMPENSATION PLAN
Our Deferred Compensation Plan provides for payment of the vested deferred amounts upon termination of employment and following a change in control. Under our Deferred Compensation Plan, if an NEO’s employment terminated on or before July 31, 2025, or if the NEO died or became disabled, the entire vested account balance (reported in the “Aggregate Balance at 7/31/25” column of the Non-Qualified Deferred Compensation table above) would be paid subject to the provisions of Section 409A. A change in control also would trigger payment to the NEO under the Deferred Compensation Plan.

(3)
Under her executive contract, Ms. McDermott is entitled to one times (1x) her base salary and target MIP if a separation occurs during the first 24 months of her employment (through January 2026) and two times (2x) her base salary and target MIP if a separation occurs after the first 24 months of her employment.

54 | THOR INDUSTRIES, INC.
Potential Payments Upon Termination or Change in Control
The table below quantifies the value of compensation and benefits required to be paid to each NEO employed at the end of our fiscal year upon various employment separation scenarios that would exceed the compensation benefits generally available to employees in each such separation scenario as discussed previously. The total column in the following table does not reflect compensation or benefits previously accrued or earned by the NEOs, such as deferred compensation. Benefits and payments are calculated as of July 31, 2025.

Name	Voluntary Separation(1)		Death or Disability		For Cause(1)	Without Cause/For Good Reason
Robert W. Martin
Cash	—		$3,214,483		—	$13,700,00
RSUs Settled	$5,343,479	(3)	$9,067,484	(3)	—	$5,343,479	(4)
PSUs Settled	$9,817,184	(5)	$9,817,184	(5)	—	$9,817,184	(6)
Other Benefits(2)	—		—		—	$74,450
TOTAL	$15,160,663		$22,099,151		—	$28,935,113
Colleen Zuhl
Cash	—		$1,270,570		—	$6,271,000
RSUs Settled	$2,252,912	(3)	$3,957,528	(3)	—	$2,252,912	(4)
PSUs Settled	$4,371,342	(5)	$4,371,342	(5)	—	$4,371,342	(6)
Other Benefits(2)	—		—		—	$60,897
TOTAL	$6,624,254		$9,599,440		—	$12,956,151
Todd Woelfer
Cash	—		$1,264,715		—	$6,100,000
RSUs Settled	$2,292,493	(3)	$3,950,627	(3)	—	$2,292,493	(4)
PSUs Settled	$4,341,497	(5)	$4,341,497	(5)	—	$4,341,497	(6)
Other Benefits(2)	—		—		—	$60,897
TOTAL	$6,633,990		$9,556,839		—	$12,794,887
Trevor Q. Gasper
Cash	—		$478,659		—	$3,018,092
RSUs Settled	$871,320	(3)	$1,691,713	(3)	—	$871,320	(4)
PSUs Settled	$1,925,621	(5)	$1,925,621	(5)	—	$1,925,621	(6)
Other Benefits(2)	—		—		—	$74,450
TOTAL	$2,796,941		$4,095,993		—	$5,889,483
Michele McDermott
Cash	—		$276,656		—	$1,050,000
RSUs Settled	$130,662	(3)	$701,495	(3)	—	$130,662	(4)
PSUs Settled	$648,486	(5)	$648,486	(5)	—	$648,486	(6)
Other Benefits(2)	—		—		—	$74,450
TOTAL	$779,148		$1,626,637		—	$1,803,598

(1)
If an Executive voluntarily terminates his or her employment with the Company or his or her employment is terminated by the Company for Cause, the executive would be entitled to receive a distribution of the balance in the executive’s account under the Deferred Compensation Plan shown in the table on page 51 above but would receive no other cash benefits or other cash payments in connection with such a termination.

(2)	Other Benefits include COBRA premium payments for up to 24 months and outplacement services.
(3)	Valuation is based on a July 31, 2025 separation date, but RSUs would be awarded and valued on the date of actual vesting in accordance with the award vesting schedule.
(4)	RSUs vest in full on the date of separation. Valuation is based on a July 31, 2025 separation date.
(5)	Valuation based on a July 31, 2025 separation date, but actual value would be determined at time of vesting.
(6)
For purposes of this table, it is assumed PSUs would vest at target, however, in the event of an actual separation without cause or for good reason, the PSU amounts would be set based on performance to date and a pro rata estimation for the remainder of the PSU period as of July 31, 2025.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 55
FISCAL YEAR 2025 CEO PAY RATIO

Methodology and Identification of Median Employee

As of July 31, 2025, the end of our fiscal year, we had approximately 13,200 U.S. employees and approximately 7,700 non-U.S. employees.
This year we were required by SEC Rules to recalculate our median employee. We determined our median employee for Fiscal Year 2025 as of July 31, 2025. For purposes of identifying the median employee, we used taxable fiscal year-end compensation data and converted the pay for our non-U.S. employees to U.S. dollars. Using this methodology, we determined that our median employee was a full-time employee and included base pay, overtime pay, and non-equity incentive compensation. Our median employee received no other types of compensation required to be included in the Summary Compensation Table.

56 | THOR INDUSTRIES, INC.
Pay versus Performance
The SEC has adopted a rule requiring annual disclosure of pay-versus-performance which shows the relationship between executive compensation actually paid and the Company’s performance. The following pay versus performance disclosure is based on permitted methodology, pursuant to the SEC guidance under Item 402(v) of Regulation S-K.

Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for non-PEO Named Executive Oﬃcers(2)	Average Compensation Actually Paid to non-PEO Named Executive Oﬃcers(4)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income (in millions)	Company Adjusted NBT (in millions)(7)
2025	$14,613,718	$10,441,925	$4,636,570	$3,362,921	$88.05	$77.30	$259	$305
2024	$10,574,521	$10,397,043	$3,038,549	$2,837,923(8)	$100.36	$110.39	$265	$335
2023	$10,567,489	$19,019,951	$3,432,237	$5,647,940	$107.17	$118.08	$374	$518
2022	$15,866,718	$14,952,360	$4,173,100	$3,818,733	$76.59	$114.50	$1,138	$1,512
2021	$19,085,967	$16,384,052	$4,444,238	$3,924,886	$105.45	$129.51	$660	$834
(1)
Robert W. Martin served as the Company’s Principal Executive Officer (“PEO”) for the entirety of Fiscal Years 2021, 2022, 2023, and 2024. The Company’s other NEOs for the applicable years were as follows:

•	Fiscal Year 2025 – Colleen Zuhl, Todd Woelfer, Trevor Q. Gasper, and Michele McDermott
•	Fiscal Year 2024 – Colleen Zuhl, Todd Woelfer, Kenneth D. Julian, Trevor Q. Gasper, and Michele McDermott
•	Fiscal Year 2023 – Colleen Zuhl, Todd Woelfer, Kenneth D. Julian, and Trevor Q. Gasper
•	Fiscal Year 2022 – Colleen Zuhl, Todd Woelfer, Kenneth D. Julian, and Trevor Q. Gasper
•	Fiscal Year 2021 – Colleen Zuhl, Todd Woelfer, Kenneth D. Julian, and Josef Hjelmaker
(2)
Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the applicable fiscal year in the case of our PEO, Mr. Martin; and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs other than the PEO for the applicable year.

(3)	Amounts reported in this column represent the compensation actually paid, as defined by the SEC, to Mr. Martin as the Company’s PEO in the indicated fiscal years, as calculated in the table below:

PEO	2025	2024	2023	2022	2021
Summary Compensation Table – Total Compensation(a)	$14,613,718	$10,574,521	$10,567,489	$15,866,718	$19,085,967
- Grant Date Fair Value of Stock Awards Awards Granted in Fiscal Year(b)	$7,149,005	$5,657,619	$5,621,179	$7,391,246	$8,648,124
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year(c)	$4,974,332	$6,308,962	$11,398,863	$6,057,340	$6,360,666
+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Year(d)	($1,696,043)	($1,141,663)	$3,077,766	($2,231,755)	$441,414
+ Fair Value of Vesting of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year(e)	$0	$0	$0	$0	$0
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(f)	$105,969	$312,842	($402,988)	$2,651,303	($855,871)
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year(g)	$407,047	$0	$0	$0	$0
= Compensation Actually Paid	$10,441,925	$10,397,043	$19,019,951	$14,952,360	$16,384,052
(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)	Represents the aggregate grant date fair value of the stock awards granted to Mr. Martin during the indicated fiscal year computed in accordance with FASB ASC 718.

NOTICE OF 2025 ANNUAL MEETING AND PROXY STATEMENT | 57
(c)
Represents the aggregate fair value as of the indicated fiscal year-end of Mr. Martin’s outstanding and unvested stock awards granted during such fiscal year. PSU amounts were calculated based on the number of shares that would be awarded on a multi-year cycle if target ROIC and FCF objectives are met for the applicable multi-year cycle.

(d)
Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by Mr. Martin as of the last day of the indicated fiscal year. PSU amounts were calculated based on the change in value of a target number of shares that would be achieved on a multi-year basis if target ROIC and FCF objectives are met.

(e)	Represents the aggregate fair value of vesting of stock awards that were granted to Mr. Martin and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(f)
Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award held by Mr. Martin that was granted in a prior year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(g)
Represents the aggregate fair value as of the last day of the prior fiscal year of Mr. Martin’s stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.

(4)
Amounts reported in this column represent the compensation actually paid to the Company’s NEOs other than Mr. Martin in the indicated fiscal year, based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown on the table below:

Other NEOs Average(a)	2025	2024	2023	2022	2021
Summary Compensation Table – Total Compensation(b)	$4,636,570	$3,038,549	$3,432,237	$4,173,100	$4,444,238
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year(c)	$2,281,562	$1,305,140	$1,770,885	$2,031,800	$2,108,683
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year(d)	$1,522,854	$1,400,029	$3,330,125	$1,506,155	$1,679,617
+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Year(e)	($447,179)	($211,127)	$755,887	($542,115)	$111,754
+ Fair Value of Vesting of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year(f)	$0	$92,814	$0	$0	$0
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(g)	$22,669	($177,202)	($99,424)	$713,393	($202,040)
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year(h)	$90,431	$0	$0	$0	$0
= Compensation Actually Paid	$3,362,921	$2,837,923	$5,647,940	$3,818,733	$3,924,886

(a)	Please see footnote 1 above for the NEOs included in the average for each indicated fiscal year.
(b)	Represents average Total Compensation as reported in the Summary Compensation Table for the reported NEOs during the indicated fiscal year.
(c)	Represents the average aggregate grant date fair value of the stock awards granted to the reported NEOs during the indicated fiscal year computed in accordance with FASB ASC 718.
(d)
Represents the average aggregate fair value as of the indicated fiscal year-end of the reported NEO’s outstanding and unvested stock awards granted during such fiscal year. PSU amounts were calculated based on the number of shares that would be awarded on a multi-year cycle if target ROIC and FCF objectives are met.

(e)
Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by the reported NEOs as of the last day of the indicated fiscal year. PSU amounts were calculated based on the change in value of a target number of shares that would be achieved on a multi-year basis if target ROIC and FCF objectives are met.

(f)	Represents the average aggregate fair value of vesting of stock awards that were granted to the reported NEOs and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(g)
Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award held by the reported NEOs that was granted in a prior year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(h)
Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.

(5)
Pursuant to rules of the SEC, the comparison assumes $100 was invested on July 31, 2020, in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

(6)
For 2021 through July 1, 2025, the TSR Peer Group consists of Winnebago Industries (“WGO”), LCI Industries (“LCII”), and the Shyft Group (“SHYF”), the same peer group historically utilized in the stock price performance graph of the Company’s Annual Report. In our calculation for 2025, effective July 1, 2025, the SHYF shares utilized in our calculation were converted to shares of the Aebi Schmidt Group (“AEBI”) which merged with SHYF on July 1, 2025. Shares were converted at the conversion rate applicable to holders of SHYF on that date.

(7)
For Fiscal Year 2025, Company Adjusted NBT continues to be viewed as the core driver of the Company’s performance and stockholder value creation. Company Adjusted NBT is a non-GAAP financial measure. Please see Appendix A for a reconciliation of this non-GAAP financial measure.

(8)
In the Company’s 2024 Proxy Statement, the Average Compensation Actually Paid to non-PEO Named Executive Officers was reported to be $2,955,006 but was incorrectly calculated. The correct number is $2,837,923.

58 | THOR INDUSTRIES, INC.
Relationship Between Compensation Actually Paid and Performance
We believe the “Compensation Actually Paid” in each of the years reported on the prior table and over the five-year cumulative period are reflective of the Compensation Committee’s emphasis on pay-for-performance as the “Compensation Actually Paid” fluctuated year-over-year primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our annual and long-term incentive programs.
Tabular List of Company Performance Measures

For Fiscal Year 2025, Company Adjusted NBT is identified   as the most important financial performance measure in linking “Compensation Actually Paid” to our performance. Company Adjusted NBT was the only performance measure used in determining MIP in Fiscal Year 2025 and was utilized in determining the RSU portion of our LTI. Per the table below, the other financial measure used in Fiscal Year 2025 in linking “Compensation Actually Paid” to our performance were ROIC and FCF.

Most Important Measures
(1) Company Adjusted NBT
(2) ROIC
(3) FCF
(4) Non-financial ESG target related to employee culture and retention
(5) Non-financial target related to organizational leadership development

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PROPOSAL 3
Advisory Vote to Approve the Compensation of Our Named Executive Officers

We seek input from our shareholders on our compensation program through what is commonly called the “Say on Pay” vote. The Company also invites all shareholders to provide feedback directly to the Company by contacting Trevor Q. Gasper, one of our Named Executive Officers and our Corporate Secretary. This vote is not intended to address any specific item of compensation, but rather the and the philosophy, policies, and practices described in this Proxy Statement. While the Say on Pay vote is advisory, and therefore not binding on the Company, the Compensation and Development Committee, or the Board, the feedback from our shareholders is very important to us. The Board and the Committee will review the voting results and consider them, along with any specific insight gained from Shareholders of the Company and other information relating to the Shareholder vote on this proposal, when making future decisions regarding executive compensation.
Through your vote of approval, we ask that you endorse the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including disclosures in the Compensation Discussion and Analysis section, the compensation tables, and any related material disclosed in this Proxy Statement, is hereby APPROVED.

60 | THOR INDUSTRIES, INC.
PROPOSAL 4
Vote to Approve the THOR Industries, Inc. Amended and Restated Equity and Incentive Plan

Introduction
The Company’s only equity compensation plan, the 2016 Equity and Incentive Plan (the “2016 Plan”), is scheduled to terminate according to its terms on October 10, 2026, prior to the next Annual Meeting. Accordingly, the Company’s Board of Directors is recommending approval of an Amended and Restated Equity Plan (the “Amended and Restated Plan”) to be effective beginning on the date of such approval. The purpose of the Amended and Restated Plan is to:
•	Support the execution of the Company’s business and human resource strategies;
•	Provide for the compensation of officers, employees, non-employee directors, and persons expected to become officers, employees, and non-employee directors; and
•	More closely align the interests of participants with those of the Company’s shareholders.
Under the Amended and Restated Plan, the Company may grant:
•	Restricted stock, restricted stock units, and unrestricted stock;
•	Performance awards;
•	Incentive and non-qualified stock options;
•	Stock appreciation rights; and
•	Other share-based awards as set forth therein.
All Company employees and non-employee directors would be eligible to participate in the Amended and Restated Plan. Upon approval of the Amended and Restated Plan no additional awards will be granted under the 2016 Plan’s share reserves and any such awards granted after the Effective Date or awards granted between the Record Date and the Effective Date will be counted against the share reserve under the Amended and Restated Plan.
Plan Highlights
The Amended and Restated Plan incorporates compensation governance provisions that reflect best and prevalent practices. These include:
•	Administration of the Amended and Restated Plan will be delegated to the Compensation Committee which is comprised entirely of independent directors.
•	No evergreen features.
•	Double trigger provisions for vesting of shares for awards assumed by the continuing entity in a change of control (requiring both a change in control and termination of employment).
•	No vesting periods less than 1 year.
•	No excise tax gross ups.
•	Incorporation of clawback policy into the language of the plan to enhance tools of enforcement in the event of a clawback event.
•	No dividends or dividend equivalents are paid on unvested stock awards, options, or SARS.
•
While stock options or SARs are not currently part of the Company’s executive incentive programs, if any are granted under the Amended and Restated Plan, they may not be repriced without shareholder approval.

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Expected Duration and Impact on Dilution
The Company has evaluated the request for shares under the Amended and Restated Plan in the context of the need to motivate, retain, and ensure our leadership team is focused on our strategic and long-term growth priorities. Equity is an important component of our compensation program and aligns with our strategy of achieving long-term, sustainable growth.
Upon approval of the Amended and Restated Plan, all shares authorized for future grants under the 2016 Plan will be retired. Based on past trends and current expectations for possible future awards, the Company is recommending that 2,800,000 shares of common stock be made available for issuance under the Amended and Restated Plan subject to adjustments as described in the plan summary below.
Set forth below is the number of shares available for future issuance under the 2016 Plan (the only plan under which we can currently make grants) as of October 20, 2025:
Shares Available
Number of shares that were authorized for future grants	353,103(1)
Number of full-value awards outstanding (time- or performance-based restricted stock or restricted stock units, at “target” for performance-based awards)	626,440
Number of stock options/SARs outstanding	-
Weighted average remaining term of outstanding options/SARs	N/A
Weighted average exercise price of outstanding options/SARs	N/A
1  The prior pool of 353,103 available shares will be canceled and replaced in its entirety by the 2,800,000 shares provided by the Amended and Restated Plan upon approval. While not anticipated, any shares granted after October 20, 2025 and prior to the Annual Meeting would reduce the number of shares from the proposed 2,800,000 share request.

Upon approval of the Amended and Restated Plan, the remaining available shares under the 2016 Plan will be cancelled and 2,800,000 shares (subject to increase based on the future forfeiture or cancellation of any awarded but unvested RSUs or PSUs currently outstanding) will be registered for potential awards under the Amended and Restated Plan. The Company anticipates these shares will be sufficient to cover equity awards for the next several years. Despite this estimate, the duration of the share reserve may be shorter or longer depending on various factors such as stock price, aggregate equity needs, and equity award type mix.

Common measures for the use of stock incentive plans include the burn rate and the overhang rate. The burn rate measures the annual dilution from equity awards granted during a particular year. The Company calculates this based on all full-value and appreciation awards granted under the 2016 Plan in a given year as a percent of the weighted average shares of common stock outstanding in that year. The burn rate may increase in future years as the number of Company employees who are eligible to receive equity awards grows, and if the Company continues to have equity awards as an important component of compensation for executives and other key employees to align their interests with the interests of shareholders.

62 | THOR INDUSTRIES, INC.
Set forth below is a table that reflects our equity usage for fiscal years 2023, 2024, and 2025 as well as the average over those years:

Fiscal Year	Award Shares Granted(1)	Basic Weighted Average Number Of Shares Of Common Stock Outstanding	Gross Equity Usage(2)
2023	776,842	53,478,310	1.45%
2024	278,925	53,248,488	0.52%
2025	160,680	52,633,210	0.31%
3-YEAR AVERAGE	405,482	53,120,003	0.76%
(1)	Represents shares granted during listed fiscal year including those RSUs awarded for performance in the prior fiscal year and PSUs awarded (at target) minus any cancellations or forfeitures.
(2)	“Gross Equity Usage” is defined as the number of equity awards granted in the year divided by the basic weighted average number of shares of common stock outstanding.

The overhang rate is a measure of potential dilution to shareholders. The Company calculates this based on all unissued shares under the 2016 Plan plus outstanding full value and appreciation awards as a percentage of the total number of shares of common stock outstanding. As of October 20, 2025, the Company’s overhang rate was approximately 1.85%. The Company believes these are reasonable levels and provide the Company with the appropriate flexibility to ensure meaningful equity awards in future years to executives and other key employees to align their interests with the interests of shareholders.
Description of the Amended and Restated Plan
The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix B and incorporated into this Proxy Statement by reference.
Administration
Administration of the Amended and Restated Plan will be delegated to the Compensation and Development Committee of the Board, in the case of awards to employees, and to the ESG&N Committee, in the case of awards to non-employee directors (each a “Plan Committee” herein). Each Committee consists of two or more directors considered to be “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “independent” within the meaning of the rules of the NYSE.
Subject to the express provisions of the Amended and Restated Plan, the Plan Committee will have the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards will be evidenced by a written or electronic agreement containing such provisions not inconsistent with the Amended and Restated Plan as the Plan Committee will approve. The Plan Committee will also have authority to establish certain rules and regulations for administering the Amended and Restated Plan and to decide questions of interpretation or application of any provision of the Amended and Restated Plan. Among others, the Plan Committee may take any action such that (i) any outstanding options and SARs will become exercisable in part or in full, (ii) all or any portion of the restriction period on any restricted stock or restricted stock units will lapse.
Available Shares
As of the Effective Date of the Amended and Restated Plan, the remaining shares available under the 2016 Plan will be retired and the share reserve will be 2,800,000 (minus any shares awarded between the Record Date and the Effective Date). After the Effective Date, the initial share reserve will be debited for each share-based award granted under the Amended and Restated Plan and will be credited for each unvested share forfeited or cancelled under the 2016 Plan or the Amended and Restated Plan. Upon the Effective Date, no additional awards will be

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granted under the 2016 Plan. For purposes of clarity, the following shares of common stock shall not be available for reissuance under the Amended and Restated Plan:(a) shares tendered in payment of an Option; (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation or election; (c) shares covered by a stock-settled SAR or other award that were not issued upon the settlement of the award; and (d) shares reacquired by the Company on the open market or otherwise, regardless of the source of funds (i.e. cash proceeds from the exercise of stock options or otherwise). Substitute Awards (as defined under the Amended and Restated Plan) granted under the plan shall not count against the share reserve.
Director Compensation Limit
The aggregate grant date fair market value of awards that may be granted during any fiscal year to any non-employee Director shall not exceed $500,000.
Corporate Transactions
Unless otherwise provided in an award agreement, in the event of a Change in Control (as defined in the Amended and Restated Plan), unless such award is assumed, converted, replaced, or continued by the continuing entity: (i) any and all outstanding options and stock appreciation rights shall become immediately exercisable; and (ii) any restriction imposed on any outstanding restricted stock award or performance compensation award will lapse. Provided, however, in the event of a participant’s termination of employment without cause or resignation for good reason within 24 months following consummation of a change in control, any options, stock appreciation rights, or awards so assumed, converted, replaced, or continued will become immediately exercisable.
Effective Date, Termination, and Amendment If approved by shareholders, the Amended and Restated Plan will become effective as of the date of such approval and will terminate on December 31, 2035, unless earlier terminated by the Board of Directors. The Board may amend the Amended and Restated Plan at any time, subject to any requirement of shareholder approval required by applicable law, rule, or regulation, including any rule of the NYSE, and provided that no amendment may be made that impairs the rights of a holder of an outstanding award without the consent of such holder.
Stock Options and SARs
Stock Options and SARs are not currently and have not recently been a component of our executive compensation plan. The Amended and Restated Plan provides flexibility for the future grant of Stock Option and SARs if they become a component of the Company’s executive compensation plan in the future.
The period for the exercise of any Stock Option or SAR will be determined by the Plan Committee but will not be longer than 10 years. The exercise price of a Stock Option and base price of an SAR will not be less than 100% of the fair market value of a share of Common Stock on the date of grant or 110% of the fair market value of a share of Common Stock on the date of grant for certain stockholders holding more than 10% of the Company’s outstanding Common Stock. An SAR entitled the holder to receive, upon exercise (subject to withholding taxes) shares of Common Stock (which may be restricted stock), or to the extent provided in the applicable agreement, cash or a combination thereof, with a value equal to the difference between the fair market value of the Common Stock on the exercise date and the base price of the SAR.
Unless otherwise provided in an Award Agreement, if a participant’s service to the Company terminates by reason of death or disability, the participant or participant’s heirs may exercise any options within the earlier of (a) 12 months following such termination; or (b) the expiration of the term of the award. Unless otherwise provided in an Award Agreement, if a participant’s service to the Company terminates for reason other than death or disability, the participant may exercise any options within the earlier of (a) three (3) months from the date of termination; or (b) the expiration of the term of the award.
The Plan Committee will not, without approval of the shareholders of the Company (i) reduce the purchase price or base price of any previously granted Stock Option or SAR, (ii) cancel any previously granted Stock Option or SAR in exchange for cash or another award if the purchase price of such Stock Option or the base price of such SAR exceeds the fair market value of a share of Common Stock on the date of such cancellation; or (iii) take any other action with respect to a Stock Option or SAR that would be treated as a repricing under the rules and regulations of the NYSE.

64 | THOR INDUSTRIES, INC.
Stock Awards
The Amended and Restated Plan provides for the grant of Restricted Awards. The Plan Committee may grant a Restricted Award either as a restricted stock award or restricted stock unit award. Except as otherwise determined by the Plan Committee, awards of restricted stock and restricted stock units will be non-transferable and subject to forfeiture if the holder does not remain continuously in the employment of the Company during the restriction period or if specified performance measures (if any) are not attained during the performance period.
Unless otherwise set forth in a restricted stock award agreement, a holder of restricted stock under a restricted stock award will have rights as a shareholder of the Company, including the right to vote and receive dividends with respect to the shares of restricted stock; provided, however, that any shareholder distributions, dividends, or dividend equivalents shall be subject to deferral and payment on a contingent basis based on the participant earning the restricted stock with respect to which such stockholder distributions, dividends, or dividend equivalents are paid.
An agreement awarding restricted stock units will specify: (i) whether such award may be settled in shares of Common Stock, cash, or a combination thereof; and (ii) whether the holder will be entitled to receive dividend equivalents with respect to such award, provided, however, such dividend equivalents shall be subject to deferral and payment on a contingent basis based on the participant earning the restricted stock units with respect to which such dividend equivalents are paid. No dividends shall be payable with respect to restricted stock units. Prior to the settlement of a restricted stock unit, the holder of a restricted stock unit will have no rights as a shareholder of the Company.
All of the terms relating to the satisfaction of performance measures and the termination of a restriction period, or the forfeiture and cancellation of a Stock Award upon a termination of employment, whether by reason of disability, retirement, death, or any other reason, will be determined by the Plan Committee and set forth in the applicable agreement.
Performance Awards
The Amended and Restated Plan also provides for grant of Restricted Awards as performance awards. The agreement relating to a performance award shall provide, in the manner determined by the Plan Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period. Any dividend or dividend equivalents with respect to a performance award that are subject to performance-based vesting conditions will be subject to the same restrictions as such performance award. Prior to the settlement of a performance award in Common Stock, the holder of such award will have no rights as a shareholder of the Company with respect to such shares. All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance award upon a termination of employment, whether by reason of disability, retirement, death, or any other reason, will be determined by the Plan Committee and set forth in the applicable agreement.
Performance Measures
The performance measures applicable to any performance award will be determined by the Plan Committee at the time of grant and before or within the first 90 days of any Performance Period. The criteria and objective established by the Plan Committee include, but are not limited to, any of the following measures: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share;(c) net revenue or net revenue growth; (d) gross revenue;(e) gross profit or gross profit growth; (f) net operating profit (before or after taxes); (g) pre-tax profits (before or after LIFO adjustments); (h) return measures (including, but not limited to, return on assets, capital investment, equity, or sales); (i) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (j) earnings before or after taxes, interest, depreciation, and/or amortization; (k) gross or operating margins; (l) productivity ratios; (m) share price; (n) expense targets; (o) margins; (p) operating efficiency; (q) objective measures of customer satisfaction; (r) working capital targets; (s) extraordinary nonrecurring items as described in the applicable accounting principles; (t) acquisitions or divestitures; (u) any other specific unusual or nonrecurring events or objectively determinable category thereof; and
(v) foreign exchange gains and losses.

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Clawback of Awards
Awards granted under the Amended and Restated Plan (including time- and performance-based equity awards) and any Common Stock or cash payment delivered under an award are subject to forfeiture and recovery by the Company in accordance with the Company’s robust Clawback Policy described above and as may be modified from time to time.
New Plan Benefits
The specific individuals who will be granted awards under the Amended and Restated Plan and the type and amount of any such awards will be determined at the discretion of the Compensation Committee. Accordingly, future awards to be received by or allocated to particular individuals under the Amended and Restated Plan are not presently determinable. Grants under the 2016 Plan in Fiscal Year 2025 to the Company’s NEOs are shown in the 2025 Grants of Plan-Based Awards table and to the Company’s non-employee directors are shown in the 2025 Director Compensation Table.
Federal Income Tax Consequences
The following is a summary of certain United States federal income tax consequences generally arising with respect to awards under the Amended and Restated Plan. This summary does not address all aspects of income tax consequences of participating in the Amended and Restated Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local, or non-United States tax consequences of participating in the Amended and Restated Plan. Participants are advised to consult their particular tax advisor concerning the application of income tax laws to each participant’s particular situation.
Stock Options - A participant will not recognize taxable income at the time a Stock Option is granted, and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a Stock Option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company expects to be entitled to a corresponding deduction.
SARs - A participant will not recognize taxable income at the time SARs are granted, and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of any employee) in an amount equal to the fair market value of any shares delivered. This amount is expected to be deductible by the Company.
Stock Awards - A participant will not recognize taxable income at the time restricted stock is granted, and the Company will not be entitled to a tax deduction at that time. The participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect to an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time, over the amount, if any, paid for those shares.
A participant will not recognize taxable income at the time a restricted stock unit is granted, and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company.
Performance Awards - A participant will not recognize taxable income at the time a performance award is granted, and the Company will not be entitled to a tax deduction at that time. Upon settlement of a performance award, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company.
Other Stock-Based or Cash-Based Awards - A participant will not recognize taxable income at the time of other stock-based awards or other cash-based awards are granted, and the Company will not be entitled to a tax deduction at that time. Upon settlement of such awards, the participant will recognize compensation

66 | THOR INDUSTRIES, INC.
taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and/or the amount of cash paid by the Company.
Tax Withholding - As a condition to the delivery of any shares to the participant, the Company may require the participant to make arrangements for meeting certain tax withholding requirements in connection with the award or withhold or receive shares in satisfaction of a participant’s tax obligations; provided that the amount of tax withholding to be satisfied by withholding shares will be limited to the maximum individual statutory tax rate in a given jurisdiction (or such lower amount as may be necessary to avoid liability award accounting or any other accounting consequence or cost to the Company).
Certain Tax Code Limitations on Deductibility - Section 162(m) of the Internal Revenue Code generally limits the deductible amount of total annual compensation paid by a public company to each “covered employee” to no more than $1 million. In addition, our ability to obtain a deduction for future payments could be limited by Section 280G of the Internal Revenue Code, which provides that certain payments made in connection with a change in control are not deductible by the Company (and may be subject to additional taxes for the grantee).
Section 409A
Some awards under the Amended and Restated Plan may be considered to be deferred compensation subject to Section 409A of the Internal Revenue Code. Failure to satisfy the applicable requirements under this provision for awards considered deferred compensation would result in the acceleration of income and additional income tax liability to the recipient, including certain penalties.
Registration with the SEC
If the Amended and Restated Plan is approved by our shareholders and becomes effective, we intend to file a Registration Statement on Form S-8 relating to the issuance of shares of Common Stock under the Amended and Restated Plan with the SEC pursuant to the Securities and Exchange Act of 1933, as amended, as soon as practicable after approval of the Amended and Restated Plan by our shareholders.

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Ownership Of Common Stock
The following table sets forth information as of October 20, 2025, with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of our Common Stock by: (i) each person known by the Company to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of the outstanding Common Stock; (ii) each Director of the Company; (iii) each Executive Officer of the Company named in the Summary Compensation Table on page 46; and (iv) all Executive Officers and Directors of the Company as a group.

As of October 20, 2025, there were 52,838,664 shares of Common Stock issued and outstanding:

Beneﬁcial Ownership(2)
Name and Address of Beneficial Owner(1)	Number of Shares	Percent
Peter B. Orthwein	1,832,100	(3)	3.5%
Robert W. Martin	345,844		*
Colleen Zuhl	120,414		*
Todd Woelfer	88,097		*
Trevor Q. Gasper	12,423		*
Michele McDermott	352		*
Andrew E. Graves	23,132		*
Christina Hennington	5,084		*
Amelia A. Huntington	9,349		*
Laurel Hurd	5,084		*
William J. Kelley Jr.	5,892		*
Christopher Klein	10,304	(4)	*
Jeffrey D. Lorenger	1,915		*
Virtus Investment Partners 2000 Avenue of the Stars, Los Angeles, CA 90067	6,136,757	(5)	11.6%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	5,383,436	(6)	10.2%
BlackRock Fund Advisors 400 Howard Street, San Francisco, CA 94105	4,720,047	(7)	8.9%
ACR Alpine Capital Research, LLC 190 Carondelet Plaza, Suite 1300, St. Louis, MO 63105	4,265,031	(8)	8.1%
Dimensional Fund Advisors LP Dimensional Place, Building 1, Austin, TX 78746	2,973,262	(9)	5.6%
Timucuan Asset Management, Inc. 200 W Forsyth St., Suite 1600, Jacksonville, FL 32202	2,674,398	(10)	5.1%
All Directors and Executive Officers as a group (13 persons)	2,459,990		4.7%

*	less than 1%
(1)	Except as otherwise indicated, the address of each beneficial owner is: c/o THOR Industries, Inc., 52700 Independence Court, Elkhart, Indiana 46514.
(2)
Except as otherwise indicated, the persons in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them and such shares include re-stricted stock and restricted stock units which are currently exercisable or will become exercisable or vested within sixty (60) days from October 20, 2025. Ownership percentages are calculated based on 52,838,664 shares of Common Stock outstanding on October 20, 2025, plus the number of shares as to which each person or group has the right to acquire beneficial ownership within 60 days of such date.

(3)
Includes 746,647 shares held directly; 70,570 shares owned by Mr. Orthwein’s wife; 30,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s half-brother, of which Mr. Orthwein is a trustee; 94,783 shares owned of record by the Trust FBO Peter B. Orthwein, of which Mr. Orthwein is the trustee and beneficiary; 124,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s children for which Mr. Orthwein acts as a trustee; 136,400 shares held in an irrevocable trust; 30,000 shares held in a trust for the benefit of Mr. Orthwein, of which Mr. Orthwein is the trustee and beneficiary; 299,700 shares held in a trust of which Mr. Orthwein is sole trustee for his three youngest children as beneficiaries; and 300,000 shares held in a Grantor Retained Annuity Trust.

(4)
Includes 10,112 shares held directly; 118 shares held in a tenancy-in-common account of revocable trusts of Mr. Klein and his wife; 37 shares held in an irrevocable trust for the benefit of one of Mr. Klein’s children; and 37 shares held in an irrevocable trust for the benefit of Mr. Klein’s other child. Mr. Klein is an advisor to each of the children’s trusts.

(5)	The number of shares for Virtus Investment Partners is based on a Schedule 13F filed on August 13, 2025.
(6)	The number of shares for The VanGuard Group, Inc. is based on a Schedule 13F filed on August 11, 2025.
(7)	The number of shares for BlackRock Fund Advisors is based on a Schedule 13F filed on August 12, 2025.
(8)	The number of shares for ACR Alpine Capital Research, LLC is based on a Schedule 13F filed on August 1, 2025.
(9)	The number of shares for Dimensional Fund Advisors SP is based on a Schedule 13F filed on August 12, 2025.
(10)	The number of shares for Timucuan Asset Management, Inc. is based on a Schedule 13F filed on August 13, 2025

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Certain Relationships and Transactions with Management
Our Audit Committee is required to review and approve all related party transactions that are required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. All such related party transactions must also be approved by the disinterested members of our Board if required by Delaware General Corporation Law. Through its review for Fiscal Year 2025 activity, the Audit Committee identified no such transactions.
Delinquent Section 16(a) Reports
The federal securities laws require the filing of certain reports by officers, directors, and beneficial owners of more than ten percent (10%) of our securities with the SEC and the NYSE. Specific due dates have been established, and we are required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of Section 16 filings filed electronically with the SEC and, as applicable, written representations that no such filings were required, the Company believes that all filing requirements for transactions in Fiscal Year 2025 were satisfied by each of our Officers and Directors, and ten percent (10%) Shareholders of the Company during Fiscal Year 2025, except that our Director, Peter B. Orthwein, filed one Form 4 relating to a gift transaction one day late.
Shareholder Proposals
To submit Shareholder proposals for the 2026 Annual Meeting of Shareholders for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, materials must be received by the Secretary at the Company’s principal office, no later than July 6, 2026, provided that if the date of the 2026 Annual Meeting of Shareholders is more than 30 days before or more than 30 days after December 17, 2026, then the deadline will be a reasonable time before the Company makes available its proxy materials.
Shareholder director nominations for inclusion in the Company’s Proxy Statement under the Company’s proxy access program must be received by the Secretary at the Company’s principal office not before June 6, 2026 or after July 6, 2026, provided, however, that if the date for which the 2026 Annual Meeting of Shareholders is called is more than 30 days before or more than 30 days after December 17, 2026, then notice by the nominating Shareholder to be timely must be received by the Secretary of the Company by the later of the close of business on the date that is 180 days prior to the date of the 2026 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of such annual meeting is first made.
The Company’s By-Laws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the Proxy Statement, but that a shareholder instead wishes to present directly at an annual meeting. To properly bring before the 2026 Annual Meeting of Shareholders, a nomination or other matter the Shareholder wishes to present at the meeting, Shareholder written notification of such matter, must be received by the Secretary at the Company’s principal office not before August 25, 2026 or after September 19, 2026, provided that if the date for which the 2026 Annual Meeting of Shareholders is called is more than 30 days before or more than 30 days after December 17, 2026, then notice by the Shareholder to be timely must be received by the Secretary not earlier than the close of business on the 100th day prior to the date of the 2026 Annual Meeting of Shareholders and not later than the later of (i) the 75th day prior to the date of such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made.
All Shareholder proposals must comply with all the requirements of SEC Rule 14a-8 or the Company’s By-Laws, as applicable. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements.
Other Matters
Management knows of no other matters that will be presented for consideration at the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.
By Order of the Board of Directors,

TREVOR Q. GASPER
Senior Vice President,
General Counsel, and Corporate Secretary
November 3, 2025

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APPENDIX A
Reconciliation Of Non-GAAP Financial Measures

“Company Adjusted NBT”
In Fiscal Years 2021, 2022, 2023, 2024 and 2025, the Company evaluated its NEOs, paid MIP to its NEOs, and awarded RSUs to its NEOs based upon Company Adjusted NBT, which is a non-GAAP measure. The Company defines “Company Adjusted NBT” as its consolidated income before income tax and then makes adjustments to exclude gains/losses as a result of non-forecasted major acquisitions, LIFO, non-controlling interests, impairments, and certain foreign currency exchange gains/losses. Company Adjusted NBT is not calculated in accordance with, nor is it a substitute for, GAAP measures. A reconciliation of Company Adjusted NBT to income before income taxes, the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided below:

($ in thousands)	FY 2025	FY 2024	FY 2023	FY 2022	FY 2021
Income Before Income Taxes (GAAP)	$296,191	$348,844	$499,353	$1,459,864	$844,581
Adjustment: Non-Forecasted Major Acquisition Effects	—	—	—	—	($8,755)
Adjustment: Impairments	—	—	—	—	—
Adjustment: Foreign Currency Exchange Gains/(Losses)	$5,134	$739	($6,487)	($6,502)	—
Adjustment: Non-Controlling Interest Gains/(Losses)	$2,733	($129)	$44	($609)	($1,386)
Adjustment: LIFO Gains/(Losses)	$702	($14,494)	$25,153	$59,212	—
COMPANY ADJUSTED NBT	$304,760	$334,960	$518,063	$1,511,965	$834,440

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APPENDIX B
THOR Industries, Inc. Amended and Restated Equity and Incentive Plan

1.	Purpose; Eligibility
1.1.    General Purpose
The name of this plan is the Thor Industries, Inc. Amended and Restated Equity and Incentive Plan (the “Plan”). The purpose of the Plan is to enable Thor Industries, Inc., a Delaware corporation (the “Company”), and any Affiliate to obtain and retain the services of the types of Employees and Directors who will contribute to the Company’s long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of all stockholders of the Company.
1.2.    Eligible Award Recipients
The persons eligible to receive Awards are the Employees and Directors of the Company and its Affiliates and any such parties who are reasonably expected to become Employees and Directors after the receipt of Awards.
1.3.    Available Awards
Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Nonstatutory Stock Options, (c) Restricted Awards, (d) Performance Compensation Awards, and (e) Stock Appreciation Rights.
2.	Definitions
2.1.    “Administrator” means the Board or the Committee appointed by the Board in accordance with Section 3.5.
2.2.  “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Code Sections 424(e) and (f), respectively.
2.3.     “Award” means any right granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Award, a Performance Compensation Award and a Stock Appreciation Right.
2.4.    “Award Agreement” means a written agreement between the Company and a holder of an Award evidencing the terms and conditions of an individual Award. Each Award Agreement shall be subject to the terms and conditions of the Plan.
2.5.     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person”
has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.
2.6.      “Board” means the Board of Directors of the Company.
2.7.     “Cause” means:
(a) with respect to any Participant who is a party to an employment or service agreement or employment policy manual with the Company or its Affiliates and such agreement or policy manual contains a “Cause” definition, as defined therein; and
(b) with respect to all other Participants (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has engaged in conduct that constitutes Cause.
2.8.     “Change in Control” means:
(a) The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act (a “Person”)) that is not a subsidiary of the Company;
(b) The Incumbent Directors cease for any reason to constitute at least a majority of the Board;
(c) The date which is ten (10) business days prior to the consummation of a complete liquidation or dissolution of the Company;
(d) The acquisition by any Person of Beneficial Ownership of 50% or more (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common

72 | THOR INDUSTRIES, INC.
Stock (the “Outstanding Company Common Stock”), or
(ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any subsidiary, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) any acquisition that complies with clauses (i), (ii) and (iii) of subsection (e) of this Section 2.8, or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or
(e)    The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.
The foregoing notwithstanding, if an Award is subject to Code Section 409A (and not excepted therefrom) and a Change in Control is a distribution event for purposes of the Award, the foregoing definition of Change of Control shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if the event qualifies as a change in ownership or effective control of a corporation, or a change in ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treasury Regulations § 1.409A-3(i)(5).
2.9.    “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations in effect thereunder.
2.10.   “Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.5.
2.11.   “Common Stock” means the common stock, $0.10 par value per share, of the Company.
2.12. “Company” means THOR Industries, Inc., a Delaware corporation, and any successor thereto.
2.13.  “Continuous Service” means that a Participant’s service with the Company or an Affiliate, whether as an Employee or a Director, is not interrupted or terminated. A Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or a Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service and provided further that, with respect to any Award that is subject to Code Section 409A, such result is consistent with Code Section 409A. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Administrator or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Administrator or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

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2.14.   “Date Of Grant” means the date on which the Administrator adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.
2.15.     “Detrimental Activity” means:
(a) violation of the terms of any agreement with the Company or any of its Affiliates concerning non-disclosure, confidentiality, intellectual property, privacy or exclusivity;
(b) disclosure of the Company’s or its Affiliates’ confidential information to anyone outside the Company or its Affiliates, without prior written authorization from the Company or its Affiliates, or in conflict with the interests of the Company or its Affiliates, whether the confidential information was acquired or disclosed by the Participant during or after employment by the Company or its Affiliates;
(c) failure or refusal to disclose promptly or assign to the Company or its Affiliates all right, title and interest in any invention, work product or idea, patentable or not, made or conceived by the Participant during service with the Company or its Affiliates, relating in any manner to the interests of the Company or its Affiliates or the failure or refusal to do anything reasonably necessary to enable the Company or its Affiliates to secure a patent where appropriate in the United States and in other countries;
(d) activity that is discovered to be grounds for or results in termination of the Participant’s employment or other service for Cause;
(e) any breach of a restrictive covenant contained in any employment or engagement agreement, Award Agreement or other agreement between the Participant and the Company or any of its Affiliates, during any period for which a restrictive covenant prohibiting Detrimental Activity, or other similar conduct or act, applies to the Participant during or after service with the Company or its Affiliates;
(f) any attempt directly or indirectly to induce any Employee of the Company or its Affiliates to be employed or perform services or act in conflict with the interests of the Company or its Affiliates;
(g) any attempt, in conflict with the interests of the Company or its Affiliates, directly or indirectly, to solicit the trade or business of any current or prospective customer, client, supplier or partner of the Company or any of its Affiliates;
(h) the conviction of, or guilty plea entered by, the Participant for any felony or a crime involving moral turpitude whether or not connected with the Company; or
(i) the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or its Affiliates.
2.16.  “Director” means a member of the Board.
2.17. “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Code Section 22(e)(3). The determination of whether an individual has a Disability shall be in accordance with procedures established by the Administrator. Except in situations where the Administrator is determining Disability within the meaning of Code Section 22(e)(3) for purposes of the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.
2.18. “Effective Date” means the date as of which this Plan is adopted by the Board.
2.19.  “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.
2.20.  “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.21.  “Fair Market Value” means, as of any date, the value of the Common Stock as determined below. The Fair Market Value on any date on which the Company’s shares of Common Stock are registered under Section 12 of the Exchange Act and listed on the New York Stock Exchange shall be the closing price of a share of Common Stock on the New York Stock Exchange on such date, and thereafter
(a) if the Common Stock is admitted to quotation on the over the counter market or any interdealer quotation system, the Fair Market Value on any given date shall not be less than the average of the highest bid and lowest asked prices of the Common Stock reported for such date or, if no bid and asked prices were reported for such date, for the last day preceding such date for which such prices were reported, or (
b) in the absence of an established market for the Common Stock, the Fair Market Value determined in good faith by the Administrator, and such determination shall be conclusive and binding on all persons.

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2.22.  “Good Reason” means the occurrence, without the express written consent of the relevant Participant, of
(a) a material diminution of such Participant’s duties or authority,
(b) any relocation, mandated by the Board or the board of directors of the Participant’s employer, of such Participant’s normal place of work to a place of work that is more than fifty (50) miles from such Participant’s normal place of work before the relocation, or
(c) any material reduction in such Participant’s base salary; provided, however, that “Good Reason” shall not be deemed to exist unless (x) such Participant immediately notifies the Company in writing and provides reasonable detail of any facts or circumstances the Participant believes constitute Good Reason; (y) the Company fails to correct such facts or circumstances within thirty (30) days after receipt of such notice; and (z) the Participant terminates the Participant’s employment with the Company or the employer, as appropriate, within 10 days after the expiration of such thirty (30)-day period.
2.23.  “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.
2.24. “Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
2.25. “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.
2.26. “Nonstatutory Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.
2.27.  “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
2.28.  “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.
2.29.   “Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.
2.30. “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
2.31.  “Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
2.32. “Performance Compensation Award” means any Award designated by the Administrator as a Performance Compensation Award pursuant to Section 7.2 of the Plan.
2.33. “Performance Criteria” means the criterion or criteria that the Administrator shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) and shall include any of the following:
(a) net earnings or net income (before or after taxes);
(b) basic or diluted earnings per share (before or after taxes);
(c) net revenue or net revenue growth;
(d) gross revenue;
(e) gross profit or gross profit growth;
(f) net operating profit (before or after taxes);
(g) pre-tax profits (before or after LIFO adjustments)
(h) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);
(i) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
(j) earnings before or after taxes, interest, depreciation and/ or amortization;
(k) gross or operating margins;
(l) productivity ratios;
(m) share price (including, but not limited to, growth measures and total stockholders return);
(n) expense targets;
(o) margins;
(p) operating efficiency;
(q) objective measures of customer satisfaction;
(r) working capital targets;
(s) extraordinary nonrecurring items as described in the applicable accounting principles (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year;

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(t) acquisitions or divestitures;
(u) any other specific unusual or nonrecurring events, or objectively determinable category thereof; and
(v) foreign exchange gains and losses.
2.34.
“Performance Period” means the one or more periods of time not less than one fiscal quarter in duration, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

2.35.	“Plan” means this Thor Industries, Inc. Amended and Restated Equity and Incentive Plan, as it may be amended from time to time.
2.36.	“Restricted Award” means any Award granted pursuant to Section 7.1(a).
2.37.	“Restricted Period” has the meaning set forth in Section 7.1(a).
2.38.	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
2.39.	“SAR Exercise Price” has the meaning set forth in Section 7.3(b).
2.40.	“Securities Act” means the Securities Act of 1933, as amended.
2.41.
“Stock Appreciation Right” means the right pursuant to an award granted under Section 7.3 to receive an amount equal to the excess, if any, of (a) the Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of stock covered by such right or such portion thereof, over (b) the aggregate SAR exercise price of such right or such portion thereof.

2.42.	“Stock for Stock Exchange” has the meaning set forth in Section 6.4.
2.43.
“Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Code Section 424(d)) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	Administration
3.1.	Administration by Board
The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in Section 3.5.
3.2.	Powers of Administrator
The Administrator shall have the power and authority to select and grant to Participants Awards pursuant to the terms of the Plan.
3.3.     Specific Powers
In particular, the Administrator shall have the authority:
(a) to construe and interpret the Plan and apply its provisions;
(b) to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;
(c) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(d) to delegate its authority to one or more Officers of the Company with respect to awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act;
(e) to determine when Awards are to be granted under the Plan and the applicable Date of Grant;
(f) from time to time to select, subject to the limitations set forth in this Plan, those eligible persons to whom Awards shall be granted;
(g) to determine the number of shares of Common Stock to be made subject to each Award;
(h) to determine whether each Option is to be an Incentive Stock Option or a Nonstatutory Stock Option;
(i) to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant or sale;
(j) to designate an Award as a Performance Compensation Award, to determine the Performance Period, and to select the Performance Criteria that will be used to establish the Performance Goals;
(k) to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under an Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;
(l) to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their service for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;
(m) to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;
(n) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

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(o) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan. The Administrator also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, stockholder approval shall be required before the repricing is effective.
3.4.	Decisions Final
All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined to be arbitrary and capricious by a court having jurisdiction.
3.5.	The Committee
(a) General. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Administrator shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members, and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.
(b) Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.
3.6.	Indemnification
In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by applicable law, the Administrator shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Administrator may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Administrator in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Administrator in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it has been determined in such action, suit or proceeding that such Administrator did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after institution of any such action, suit or proceeding, such Administrator shall, in writing, offer the Company the opportunity to handle and defend such action, suit or proceeding at its own expense.
4.	Shares Subject To The Plan
Subject to adjustment in accordance with Section 11, the total number of shares of Common Stock that shall be available for the grant of Awards under the Plan from and after the Effective Date shall not exceed 2,800,000 (the “Total Share Reserve”), of which a maximum of 2,800,000 shares can be awarded as Restricted Awards. For purposes of the Total Share Reserve, any Common Stock subject to an Award that is canceled or forfeited or expires prior to exercise or realization (including Common Stock subject to Awards granted before the Effective Date that are canceled or

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forfeited or expire on or after the Effective Date) shall again become available for Awards under the Plan. Notwithstanding anything to the contrary contained herein, shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Award that were not issued upon the settlement of the Award.
Stock available for distribution under the Plan shall be authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner. No fractional shares of Common Stock may be issued. The Administrator shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.
All shares reserved for issuance under the Plan may be used for Incentive Stock Options. Subject to adjustment in accordance with Section 11, no Participant shall be granted, during any one
(1) year period, Options to purchase Common Stock or Stock Appreciation Rights with respect to more than 50,000 shares of Common Stock or any other Awards with respect to more than 1,000,000 shares of Common Stock.
The aggregate grant date Fair Market Value of Awards that may be granted during any fiscal year to any non-employee Director shall not exceed $500,000.
In the sole discretion of the Administrator, Awards may be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve; provided that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the Incentive Stock Option limit. Subject to applicable stock exchange requirements, shares available under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count against the Total Share Reserve.
5.	Eligibility
5.1.      Eligibility for Awards
Awards other than Incentive Stock Options may be granted to Employees and Directors and those individuals whom the Administrator determines are reasonably expected to become Employees and Directors following the Date of Grant. Incentive Stock Options may be granted only to Employees.
5.2.    Directors
Each Director of the Company shall be eligible to receive discretionary grants of Awards under the Plan.
6.	Option Provisions
Each Option shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and the terms of such Option do not satisfy the requirements of Code Section 409A. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:
6.1.     Term
No Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the Date of Grant, and an Incentive Stock Option granted to a Ten Percent Stockholder shall not be exercisable after the expiration of five (5) years from the Date of Grant. Grant Date. The term of a Nonstatutory Stock Option granted under the Plan shall be determined by the Committee, provided that no Nonstatutory Stock Option shall be exercisable after the expiration of ten (10) years from the Date of Grant.
6.2.     Exercise Price of an Incentive Stock Option
The Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Date of Grant, provided that the Option Exercise Price of each Incentive Stock Option granted to a Ten Percent Stockholder shall be not less than 110% of the Fair Market Value of the Common Stock subject to the Option on the Date of Grant. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Code Section 424(a).
6.3.     Exercise Price of a Nonstatutory Stock Option
The Option Exercise Price of each Nonstatutory Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Date of Grant. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence

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if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Code Section 409A.
6.4.     Consideration
The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Administrator, upon such terms as the Administrator shall approve: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) through a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; or (iv) in any other form of legal consideration that may be acceptable to the Administrator. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system), an exercise by a Director or executive officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act), shall be prohibited with respect to any Award under this Plan.
6.5.     Transferability of an Incentive Stock Option
An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
6.6.     Transferability of a Nonstatutory Stock Option
A Nonstatutory Stock Option may, in the sole discretion of the Administrator, be transferable to a permitted transferee, as hereinafter defined, upon written approval by the Administrator to the extent provided in the Award Agreement. A permitted transferee means the recipient of a transfer by gift or domestic relations order to a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or an employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party (individual and not a third-party institution) who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
6.7.     Vesting Generally
The Option may vest only after the expiration of a minimum one (1)-year period from the Date of Grant. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Administrator may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock. The Administrator may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.
6.8.     Termination of Continuous Service
Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Administrator, if an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise the Optionholder’s Option (to the extent that

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the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three (3) months following the termination of the Optionholder’s Continuous Service, or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise the Option within the time specified in the Award Agreement, the Option shall terminate.
6.9.     Extension of Termination Date
An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three (3) months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.
6.10.   Disability Of Optionholder
Unless otherwise provided in an Award Agreement, if an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise the Optionholder’s Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date twelve (12) months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise the Option within the time specified herein, the Option shall terminate.
6.11.   Death of Optionholder
Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death or as otherwise approved by the Administrator) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date twelve (12) months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.
6.12.   Incentive Stock Option $100,000 Limitation
To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.
6.13.   No Rights as a Stockholder
An Optionholder has no rights as a stockholder with respect to the shares of Common Stock subject to an Option (including rights to receive dividends) unless and until the Option is exercised.
7.	Provisions of Awards Other Than Options
7.1.      Restricted Awards
(a) General. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Administrator shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement and subject to the conditions set forth in this Section 7.1 and the Award Agreement.
(b) Restricted Stock and Restricted Stock Units.
(i) Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Administrator determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Administrator may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Administrator, if applicable, and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing a Restricted Stock Award and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in

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the Award, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account and not paid by the Company unless and until the restrictions on the Restricted Stock have lapsed. Interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Administrator. The cash dividends or stock dividends so withheld by the Administrator and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Administrator, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share of Restricted Stock and, if such share is forfeited, the Participant shall have no right to such dividends or interest (if any).
(ii) The terms and conditions of a grant of Restricted Stock Units shall be reflected in a written Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. At the discretion of the Administrator, each Restricted Stock Unit (representing one share of Common Stock) may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company for the Participant’s account and not paid by the Company unless and until the restrictions on the Restricted Stock Units have lapsed. Interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Administrator. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Administrator, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents or interest (if any).
(c) Restrictions.
(i) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect to such shares shall terminate without further obligation on the part of the Company.
(ii) Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.
(iii) The Administrator shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it determines that such action is appropriate by reason of changes in applicable laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units are granted.
(d) Restricted Period. With respect to Restricted Stock and Restricted Stock Units, the Restricted Period shall commence on the Date of Grant and end at the time or times set forth on a schedule established by the Administrator in the applicable Award Agreement.
(e) Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 7.1(c) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall deliver to the Participant, or the Participant’s beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any.

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Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or the Participant’s beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 7.1(b) (ii) hereof and the interest thereon or, at the discretion of the Administrator, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Administrator may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Vested Unit.
(f) Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.
7.2.     Performance Compensation Awards
(a) General. The Administrator may, at the time of grant of any Award described in this Plan (other than Options and Stock Appreciation Rights granted with an exercise price or grant price, as the case may be, equal to or greater than the Fair Market Value per share of Stock on the Date of Grant), designate such Award as a Performance Compensation Award.
(b) Eligibility. The Administrator will, in its sole discretion, designate within the first 90 days of a Performance Period, which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided in accordance with the provisions of this Section 7.2. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.
(c) Discretion of Administrator with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Administrator shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company and the Performance Formula.
(d) Payment of Performance Compensation Awards.
(i) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, or as otherwise provided in Section 12, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.
(ii) Limitation. Except as provided in Section 12, a Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period. Except as provided in Section 7.1(b), a Performance Compensation Award shall not entitle the Participant to receive any dividends paid during the Performance Period on shares of Common Stock that may be issued in settlement of a Performance Compensation Award.
(iii) Certification. Following the completion of a Performance Period, the Administrator shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based on the Performance Formula. The Administrator shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period.
(iv) Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Administrator may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period if, in its sole judgment, such reduction or elimination is appropriate. The Administrator shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if

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the Performance Goals for such Performance Period have not been attained; or (B) increase a Performance Compensation Award above the maximum amount payable under Section 7.2(d)(vi) of the Plan.
(v) Timing of Award Payments. Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 7.2.
(vi) Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a Performance Period is 2,000,000 shares of Common Stock or, in the event such Performance Compensation Award is paid in cash, the equivalent cash value thereof on the first or last day of the Performance Period to which such Award relates, as determined by the Administrator. Furthermore, any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Administrator, or (B) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date.
7.3.    Stock Appreciation Rights
(a) General. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement and subject to the conditions set forth in this Section 7.3 and the Award Agreement. The term of a Stock Appreciation Right shall be determined by the Committee, provided that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the Date of Grant.
(b)  Grant Requirements. A Stock Appreciation Right may be granted only if the Stock Appreciation Right does not provide for the deferral of compensation within the meaning of Code Section 409A. A Stock Appreciation Right does not provide for a deferral of compensation if: (i) the exercise price for the Stock Appreciation Right (the “SAR exercise price”) may never be less than the Fair Market Value of the underlying Common Stock on the Date of Grant, (ii) the compensation payable under the Stock Appreciation Right can never be greater than the difference between the SAR exercise price and the Fair Market Value of the Common Stock on the date the Stock Appreciation Right is exercised, (iii) the number of shares of Common Stock subject to the Stock Appreciation Right is fixed on the Date of Grant of the Stock Appreciation Right, and (iv) the right does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the right.
(c)  Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the product of (i) the excess of the Fair Market Value, on the date of such written request, of one share of Common Stock over the SAR exercise price per share specified in such Stock Appreciation Right, multiplied by (ii) the number of shares for which such Stock Appreciation Right is exercised. Payment with respect to the exercise of a Stock Appreciation Right that satisfies the requirements of Section 7.3(b) shall be made on the date of exercise in shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion) with a Fair Market Value on the date of exercise equal to the amount described in the sentence immediately above. Payment may be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), cash or a combination thereof, as determined by the Administrator.
(d) Exercise Price. The exercise price of a Stock Appreciation Right shall be determined by the Administrator but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Date of Grant of such Stock Appreciation Right.
(e)  No Dividends Before Exercise. A Stock Appreciation Right shall not entitle the Participant to receive any dividends declared on the Common Stock prior to the exercise of a Stock Appreciation Right for shares of Common Stock.
8.	Covenants of the Company
8.1.   Availability of Shares
During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.
8.2.   Securities Law Compliance
Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel, and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Administrator may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common

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Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.
8.3.	Vesting
The Awards granted under the Plan shall provide for a minimum one (1)-year vesting period after the Date of Grant.
9.	Use of Proceeds From Stock
Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.
10.	Miscellaneous
10.1.	Acceleration of Exercisability and Vesting
The Administrator shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.
10.2.	Stockholder Rights
Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 11 hereof.
10.3.	No Employment or Other Service Rights
Nothing in the Plan or any instrument executed or Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause, or (b) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the
Affiliate is incorporated, as the case may be.
10.4.  Transfer, Approved Leave of Absence
For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing, except to the extent required by Code Section 409A with respect to an Award that is subject to Code Section 409A.
10.5.  Investment Assurances
The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (a) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that the Participant is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (b) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
10.6.  Withholding Obligations
To the extent provided by the terms of an Award Agreement and subject to the discretion of the Administrator, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant

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by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum individual statutory tax rate in a given jurisdiction (or such lower amount as may be necessary to avoid liability award accounting or any other accounting consequence or cost to the Company); or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.
11.	Adjustments Upon Changes in Stock
Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of shares of Common Stock subject to all Awards stated in Section 4, and the maximum number of shares of Common Stock with respect to which any one person may be granted Awards during any period stated in Section 4 and Section 7.2(d)(vi) will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to or terms of such Awards, to the extent necessary to preserve the economic intent of such Award in the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganization, merger, consolidation, combination, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Award. Any adjustment in Incentive Stock Options under this Section 11 shall be made only to the extent not constituting a modification, extension, or renewal within the meaning of Code Section 424(h) (3), and any adjustment in Nonstatutory Stock Options under this Section 11 shall be made only to the extent it does not constitute a modification within the meaning of Code Section 409A. Any adjustments under this Section 11 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act or otherwise result in a violation of Code Section 409A. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Notwithstanding the above, in the event of any of the following: (a) the Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by stockholders of the Company in a form other than stock or other equity interests of the surviving entity or outstanding Awards are not to be assumed upon consummation of the proposed transaction; (b) all or substantially all of the assets of the Company are acquired by another person; (c) the reorganization or liquidation of the Company; or (d) the Company enters into a written agreement to undergo an event described in clause (a), (b) or (c) above, then the Administrator may, in its discretion and upon at least ten (10) days’ advance notice to the affected persons, cancel any outstanding Awards and cause the holders thereof to be paid, in cash or stock, or any combination thereof, the value of such Awards based on the price per share of Common Stock received or to be received by other stockholders of the Company in the event. The terms of this Section 11 may be varied by the Administrator in any particular Award Agreement.

12. Change in Control, Cash-Out and Termination of
Underwater Options and Stock Appreciation Rights
12.1.  Change in Control
Except as otherwise provided in a Participant’s Award Agreement or pursuant to Section 12.2, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges:
(a) any and all outstanding Options and Stock Appreciation Rights granted hereunder shall become immediately exercisable unless such Awards are assumed, converted, replaced or continued by the continuing entity; provided, however, that in the event of a Participant’s termination of employment without Cause or resignation for Good Reason within twenty-four (24) months following consummation of a Change in Control, any Awards so assumed, converted, replaced or continued will become immediately exercisable;
(b) any restriction imposed on any outstanding Restricted Award or Performance Compensation Award shall lapse unless such Award is assumed, converted, replaced or continued by the continuing entity; provided, however, that in the event of a Participant’s termination of employment without Cause or resignation for Good Reason within twenty-four (24) months following consummation of a Change in Control, the restrictions on any Award so assumed, converted, replaced or continued shall lapse; and
(c) the portion of any and all Performance Compensation Awards that remain outstanding following the occurrence of a Change in Control shall be determined by applying actual performance from the beginning of the Performance Period through the date of the Change in Control using the Performance Formula to determine the amount of the payout or distribution rounded to the nearest whole share of Common Stock. Notwithstanding the foregoing, if the Change in Control occurs prior to the end of a Performance Period for an Award, the Performance Formula generally shall be adjusted to take into account the shorter period of time available to achieve the Performance Goals. If a quantitative Performance Formula for the entire Performance Period has been determined by the Company by adding together one or more Performance Goals for multiple time periods within the Performance Period (each

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a “subperiod”), then the adjusted Performance Formula for a given level of performance shall be equal to the sum of
(i) the Performance Goals for each completed subperiod for such level of performance and
(ii) a prorated Performance Goal (determined by the number of days in such subperiod falling on or before the occurrence of the Change in Control divided by the total number of days in such subperiod) for such level of performance for each subperiod not completed on or before the occurrence of the Change in Control. If there are no subperiods, then the quantitative Performance Formula shall be prorated by taking the Performance Goal for each specified level of performance for the entire Performance Period and multiplying it by a fraction, the numerator of which is the number of days in the Performance Period falling on or before the occurrence of the Change in Control and the denominator of which is the total number of days in the Performance Period. Qualitative Performance Goals shall not be adjusted. In the unlikely event that the Company is unable to substantially adjust the target Performance Goal(s) for an Award as set forth above, then the portion of such Award that shall remain outstanding shall be based on the assumption that the target level of performance for each Performance Goal for the entire Performance Period has been achieved.
The portion of the Award that remains outstanding following the occurrence of a Change in Control as determined in the preceding paragraph shall vest in full at the end of the Performance Period set forth in such Award so long as the Participant’s employment (or, if the Participant is a Director, service) with the Company or one of its subsidiaries does not terminate until the end of the Performance Period. Notwithstanding the foregoing, such portion shall vest in full upon the earliest to occur of the following events: (A) the termination of the Participant’s service by the Company without Cause, (B) the refusal of the continuing entity to assume, convert, replace or continue the Award, or (C) the resignation of the Participant for Good Reason.
12.2.   Cash-Out and Termination of Underwater Options/SARS
The Committee may, in its sole discretion, provide that (a) all outstanding Options and Stock Appreciation Rights shall be terminated upon the occurrence of a Change in Control and that each Participant shall receive, with respect to each share of Common Stock subject to such Options or Stock Appreciation Rights, an amount in cash and/or shares of Common Stock equal to the excess of the Fair Market Value of a share of Common Stock immediately prior to the occurrence of the Change in Control over the exercise price of the Option or Stock Appreciation Right; and (b) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control may be cancelled and terminated without payment therefore if the Fair Market Value of a share of Common Stock as of the date of the Change in Control is less than the exercise price of the Option or Stock Appreciation Right.
12.3.  Company Obligations
The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.
13.	Amendment of The Plan and Awards
13.1.  Amendment of Plan
The Board may amend or terminate the Plan at any time. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock and Section 13.2, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any applicable law or securities exchange listing requirements. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval.
13.2.   Contemplated Amendments
It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees and Directors with the maximum benefits provided or permitted to be provided under the provisions of the Code and the regulations promulgated thereunder, including but not limited to those relating to Incentive Stock Options and those relating to the nonqualified deferred compensation provisions of Code Section 409A, and/or to bring the Plan and/or Awards granted under it into compliance therewith.
13.3.  No Impairment of Rights
Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless
(a) the Company requests the consent of the Participant and
(b) the Participant consents in writing.
13.4.  Amendment of Awards
The Administrator may amend the terms of any one or more Awards at any time; provided, however, that the Administrator may not adopt any amendment that would impair a Participant’s rights under an Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing. Except in connection with a corporate transaction involving the Company

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(including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, without stockholder approval.
14.	General Provisions
14.1.  Forfeiture Events
The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other Detrimental Activity by the Participant.
14.2.  Clawback
Notwithstanding any other provision in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement (whether cash or equity including time-and performance-based equity awards) in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as it may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).
14.3.  Other Compensation Arrangements
Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
14.4.   Unfunded Plan
The Plan is intended to constitute an “unfunded” plan for incentive compensation. None of the Company, the Board, or the Administrator is required to establish any special or separate fund or to segregate any assets to fulfill the obligations under this Plan. Nothing contained in the Plan shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company.
14.5.  Recapitalization
Each Award Agreement shall contain provisions required to reflect the provisions of Section 11.
14.6.  Delivery
Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan 30 days shall be considered a reasonable period of time.
14.7.   Other Provisions
The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Administrator may deem advisable.
14.8.  Cancellation and Rescission of Awards for Detrimental
Activity
(a) Upon exercise, payment or delivery pursuant to an Award, the Participant shall certify in a manner acceptable to the Company that the Participant has not engaged in any Detrimental Activity described in Section 2.15.
(b) Unless the Award Agreement specifies otherwise, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Awards at any time if the Participant engages in any Detrimental Activity described in Section 2.15.
(c) In the event a Participant engages in Detrimental Activity described in Section 2.15 after any exercise, payment or delivery pursuant to an Award, during any period for which any restrictive covenant prohibiting such activity is applicable to the Participant, such exercise, payment or delivery may be rescinded within one year after such exercise, payment or delivery. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Company. The Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.
14.9.   Disqualifying Disposition
Any Participant who has a “disposition” (as defined in Code Section 424) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two (2) years after the Date of Grant of such Incentive

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Stock Option or within one (1) year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.
14.10. Section 16
It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 14.10, such provision shall be interpreted and/or deemed amended to the extent possible to avoid such conflict.
14.11. Code Section 409A
The Plan is intended to be exempt from or to comply with Code Section 409A to the extent subject thereto and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to prevent accelerated taxation and tax penalties under Code Section 409A, amounts that otherwise would be payable and benefits that otherwise would be provided pursuant to the Plan during the six (6)-month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six (6)-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Administrator shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Code Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.
14.12. Severability
If any of the provision of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.
15.	Effective Date of Plan
The Plan shall become effective as of the Effective Date, but each Award granted shall be conditioned upon approval of the Plan by the stockholders of the Company, and if such approval has not been given within twelve (12) months after the date the Plan is adopted by the Board, each Award granted prior to such approval shall be canceled and of no further effect.
16.	Termination or Suspension of The Plan
The Plan shall terminate automatically on December 31, 2035. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 13.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
17.	Choice of Law
The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

THOR
Go Everywhere. Stay Anywhere.

52700 Independence Ct.
Elkhart, IN 46514
574.970.7460

WWW.THORINDUSTRIES.COM

©2025 THOR Industries, Inc. THOR® and all THOR-related names, logos, products and services names, designs, trade dress, and slogans are trademarks of THOR Industries, Inc. and/or its affiliates. All other names, logos, products and services names, designs, trade dress, and slogans are trademarks of their respective owners.

 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  Signature (Joint Owners)  Signature [PLEASE SIGN WITHIN BOX]  Date  Date  SCAN TO  VIEW MATERIALS & VOTE  To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.  0 0 0   0000684808_1 R2.09.05.010  For Withhold For All All All Except  The Board of Directors recommends you vote FOR the following:  05) William J. Kelley Jr.  Election of Directors  Nominees  Andrew Graves  06) Christopher Klein  02) Christina Hennington  07) Jeffrey D. Lorenger  03) Amelia A. Huntington  08) Robert W. Martin  04) Laurel Hurd  09) Peter B. Orthwein  For  Against  Abstain  0  0  0  0  0  0  0  0  0  THOR INDUSTRIES, INC. ATTN:TREVOR Q. GASPER 52700 INDEPENDENCE COURT  ELKHART, IN 46514  VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 12/16/2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/THO2025  You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 12/16/2025. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  The Board of Directors recommends you vote FOR proposals 2, 3 and 4.  Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our Fiscal Year 2026.  Non-binding advisory vote to approve the compensation of our named executive officers (NEOs).  Approval of the THOR Industries, Inc. Amended and Restated Equity and Incentive Plan.  NOTE: In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

 0000684808_2 R2.09.05.010  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com  THOR INDUSTRIES, INC.  Annual Meeting of Shareholders December 17, 2025 8:00 AM EST  This proxy is solicited by the Board of Directors  The undersigned shareholder of THOR Industries, Inc. hereby appoints Andrew Graves and Trevor Q. Gasper, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of THOR INDUSTRIES, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/THO2025 at 8:00 AM, EST on December 17, 2025, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side